UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Catalyst Health Solutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Catalyst Health Solutions, Inc. The meeting will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 1, 2010, at 10:00 a.m. Eastern Time.

The Notice of Annual Meeting of Shareholders and the Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on our operations. Our directors and officers, as well as a representative of PricewaterhouseCoopers LLP, our independent registered public accounting firm, will be available to respond to appropriate questions from shareholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to vote promptly on the Internet, by telephone or by mailing a proxy card. You may also vote in person at the Annual Meeting even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

DAVID T. BLAIR

Chief Executive Officer

CATALYST HEALTH SOLUTIONS, INC.

800 King Farm Boulevard

Rockville, Maryland 20850

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

The 2010 Annual Meeting of Shareholders of Catalyst Health Solutions, Inc. (the “Company”) will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 1, 2010, at 10:00 a.m. Eastern Time for the following purposes:

1.	To elect two directors to the class of directors with a term expiring at the annual meeting of shareholders in 2013 and until their successors are elected and qualified;

2.	To approve the amendment and restatement of the Company’s 2006 Stock Incentive Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4.	To transact any other business that may properly come before the meeting.

The Board of Directors is not aware of any other business to come before the meeting.

Shareholders of record at the close of business on April 5, 2010 are entitled to vote at the Annual Meeting and any adjournment or postponement of that meeting.

We hope that you will vote your shares as soon as possible. The Board of Directors is soliciting your proxy to vote on your behalf at the meeting. You may vote by giving your proxy via the Internet, by telephone or by returning by mail the enclosed proxy card. If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. You may also vote in person at the Annual Meeting. Your proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

BRUCE F. METGE

Corporate Secretary

Rockville, Maryland

April 23, 2010

YOUR VOTE IS IMPORTANT. The prompt return of proxies will save us the expense of further requests for proxies in order to ensure a quorum.

PROXY STATEMENT

OF

CATALYST HEALTH SOLUTIONS, INC.

2010 ANNUAL MEETING OF SHAREHOLDERS

June 1, 2010

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors to be voted at our 2010 Annual Meeting of Shareholders. The Annual Meeting will be held at The Ritz-Carlton, Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102 on June 1, 2010, at 10:00 a.m. Eastern Time. This proxy statement and the enclosed proxy card are first being mailed to shareholders on or about April 23, 2010.

IMPORTANT NOTICE

REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 1, 2010

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, we are now posting our proxy materials on the Internet free of charge at www.proxyvote.com, in addition to mailing a full set of materials. Our proxy materials include this proxy statement, proxy card and our 2009 Annual Report, which includes our annual report on Form 10-K for the year ended December 31, 2009.

VOTING & PROXY PROCEDURE

Who Can Vote

You are entitled to vote your shares of Catalyst Health Solutions common stock if our records show that you held your shares as of the close of business on April 5, 2010. As of the close of business on that date, 44,718,112 shares of our common stock were outstanding. Each share of common stock is entitled to one vote.

Attending the Meeting

If you are a beneficial owner of our common stock held by a broker, bank or other nominee, which is referred to as being held in “street name,” you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from your bank or broker are examples of proof of ownership. If you want to vote your shares of our common stock held in street name in person at the meeting, you will have to obtain a written proxy or vote authorization in your name from the broker, bank or other nominee who holds your shares. Directions to attend the meeting may be obtained by calling the Ritz Carlton at (703) 506-4300, or looking up the address for 1700 Tysons Boulevard, McLean, Virginia, 22102.

Voting

Quorum

A quorum consisting of a majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Votes Required to Approve Each Proposal

In voting on Proposal 1 regarding the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors will be elected by a plurality of the votes cast for the election of directors in the applicable class of directors. This means that the nominees for election as directors in a particular class of directors receiving the greatest number of votes will be elected in that class. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting on Proposal 2 regarding the approval of the amendment and restatement of the Company’s 2006 Stock Incentive Plan, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Approval of the amendment and restatement of the Company’s 2006 Stock Incentive Plan requires the affirmative vote of a majority of the votes cast on the matter. Abstentions will be included in the number of votes cast but will not be included as an affirmative vote and thus will have the effect of votes against this proposal. Broker non-votes will not be included in the number of votes cast and thus will not have any effect on this proposal.

In voting on Proposal 3 regarding the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. Ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the votes cast on the matter.

How to Vote

This proxy statement is being sent to you on behalf of our Board of Directors for the purpose of requesting that you vote your shares at the Annual Meeting. We encourage you to vote promptly. All shareholders who are entitled to vote on the matters that come before the Annual Meeting have the opportunity to do so whether or not they attend the meeting in person.

If you hold your shares through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to vote your shares. Your bank or broker may allow you to deliver your voting instructions via the telephone or the Internet.

If you are a registered shareholder and are unable to attend the Annual Meeting, you may give us your proxy to vote using any of the following methods:

•	by mail—by marking, dating and signing the enclosed proxy card and returning it promptly by mail in the enclosed postage-paid envelope.

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by telephone—by calling the toll-free number 1-800-690-6903 from any touchtone telephone within the United States and Canada. Please have your proxy card available when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Time on May 31, 2010, the day before the Annual Meeting.

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by the Internet—by accessing www.proxyvote.com and following the on-screen instructions. Please have your proxy card handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Internet voting facilities will be available 24 hours a day until 11:59 p.m. Eastern Time on May 31, 2010, the day before the Annual Meeting.

Giving us your proxy will allow your shares to be represented and voted in accordance with your instructions at the Annual Meeting by the persons named as proxies on the proxy card. All shares of our common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions. If you submit a valid proxy to us without giving voting instructions, your shares will be voted as recommended by our Board of Directors.

The Board of Directors recommends a vote FOR each of its nominees for director; FOR approval of the amendment and restatement of the Company’s 2006 Stock Incentive Plan; and FOR ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

If any matters not described in this proxy statement are properly presented at the Annual Meeting, the persons named in that proxy card will use their own judgment to determine how to vote your shares represented by your proxy. If the Annual Meeting is postponed or adjourned, your shares may be voted by the persons named in the proxy card on the new meeting date as well, unless you have revoked your proxy. We do not know of any other matters to be presented at the meeting.

Changing or Revoking a Proxy

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must advise our Corporate Secretary in writing before your shares have been voted at the Annual Meeting, deliver a later-dated proxy or attend the meeting and vote your shares in person. Attendance at the Annual Meeting will not in itself constitute revocation of your proxy.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently has eight members and is divided into three classes, two consisting of three directors, and one consisting of two directors. The members of each class serve three-year terms that are staggered with the three-year terms of each of the other two classes such that one class of the Board is elected annually.

The two nominees for the Board whose terms will expire in 2013 are Senator William E. Brock and Edward S. Civera, both of whom are current members of the Board. Both nominees have previously served for at least one full three-year term. The Board has determined that both nominees are independent under the Nasdaq Stock Market requirements.

If any nominee is unable to serve, the persons named as proxies on the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

The Board of Directors recommends a vote FOR the election of all of the nominees.

Directors & Executive Officers

The following table sets forth certain information with respect to the directors and nominees for director of the Company as of March 31, 2010.

Name	Age	Position	Director Since
Nominees for terms expiring in 2013
William E. Brock	79	Director	2000
Edward S. Civera	59	Chairman of the Board	2000

Continuing directors whose terms expire in 2012
Steven B. Epstein	66	Director	2003
Michael R. McDonnell	46	Director	2005
Dale B. Wolf	55	Director	2003

Continuing directors whose terms expire in 2011
David T. Blair	40	Director & Chief Executive Officer	1999
Daniel J. Houston(1)	48	Director	2005
Kenneth A. Samet	52	Director	2006

(1)	Mr. Daniel Houston is an executive officer of Principal Financial Group, Inc. and was appointed to the Board on April 29, 2005.

The following table sets forth certain information with respect to our executive officers who are not directors.

Name	Age	Position
Richard A. Bates	40	Executive Vice President
Nick J. Grujich	47	Executive Vice President & Chief Operating Officer
Hai V. Tran	40	Chief Financial Officer & Treasurer
Bruce F. Metge	53	General Counsel & Corporate Secretary

Biographical Information of Nominees For Director (terms to expire in 2013)

Mr. Edward S. Civera (Director since 2000) has served since 2005 as the Chairman of the Board of Catalyst Health Solutions. He also serves as Chairman of the MedStar Health System, the largest integrated health care delivery system in the Mid-Atlantic region, and as a board member of Washington Real Estate Investment Trust, a NYSE company which specializes in medical office property investments. From 1997 to 2001, Mr. Civera was the Chief Operating Officer and Co-Chief Executive Officer of United Payors & United Providers, Inc. (UP&UP). Prior to that, Mr. Civera spent 25 years with Coopers & Lybrand (now PricewaterhouseCoopers LLP), most recently as Managing Partner, where he focused on financial advisory and auditing services. Mr. Civera is a Certified Public Accountant. During the past five years, Mr. Civera has also served as a director of The Mills Corporation and MCG Capital Corporation. Mr. Civera brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his nine years as a public company chief executive or chairman at UP&UP and Catalyst Health Solutions.

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Leadership experience from his involvement as an independent director of The Mills Corporation from 2005 to 2006 leading its reorganization and sale as Chairman of the Special Committee and Executive Committee as well as his role as Chairman of MedStar Health and Catalyst Health Solutions.

•	Health care real estate investment experience from his involvement on the board of Washington Real Estate Investment Trust.

•	Health care industry experience from his involvement in matters as Chairman of MedStar Health and Catalyst Health Solutions.

•	Financial and accounting acumen from his 25 years in public accounting and his service as a public company chief executive.

William E. Brock (Director since 2000) is the founder and senior partner of The Brock Offices, a consulting firm specializing in international trade, investment and human resources. He is Senior Counselor for, and Trustee of, the Center for Strategic and International Studies in Washington, DC. A founder of the National Endowment for Democracy, he served as its Chairman from 1988 to 1991. From 1985 to 1987, he served as the United States Secretary of Labor, and from 1981 to 1985, he was the United States Trade Representative. Mr. Brock also served for eight years as a member of the United States House of Representatives and for six years as a member of the United States Senate. He was recognized by the Financial Times of London, among others, as a principal “father” of the Uruguay Round of Trade Negotiations and of its result, the World Trade Organization. Mr. Brock currently also serves as a director on the Boards of On Assignment, Inc. (Nasdaq: ASGN), Strayer Education, Inc. (Nasdaq: STRA) and Res-Care Inc. (Nasdaq: RSCR). Senator Brock brings the following experience, qualifications, attributes and skills to the Board:

•	General management and strategic planning experience from his decades of running businesses or serving in management or on Boards of businesses.

•

Economic policy and regulatory experience from his decades of public service, including his service as a United States Senator, a member of the United States House of Representatives, and the United States Trade Representative.

•	Healthcare industry experience from his experience on the Board of Directors of Res-Care and Catalyst Health Solutions.

•	Human resource experience from his role as the United States Secretary of Labor and his founding of a consulting firm specializing in human resources.

•	Financial acumen from his 50 years as an investor and his service as a public company director in several companies in diverse industries.

In reaching its nomination decisions, the Ethics, Governance & Nominating Committee considered the factors set forth in the Company’s “Guidelines for Consideration of Nominees to Serve on the Board of Directors,” including “the ability of a nominee to add to the Board’s existing strengths, based on such individual’s education, background, experience and skills.” The Committee and the Board consider these particular factors to reflect the Board’s desire to achieve experiential diversity on the Board, which the Board believes is critical to the continued success of the Company, especially in a rapidly changing business environment. In nominating Senator Brock and Mr. Civera, the Board noted that the personal and professional experiences each nominee has brought to the Board have particularly contributed to the richness and depth of the dialog at the Board and the soundness of its decision-making. Notably, Mr. Civera’s experience as Chairman of other companies, his extensive experience as a health care executive and his tenure with Catalyst Health Solutions, and Senator Brock’s deep governmental experience, broad business experience and his tenure with Catalyst Health Solutions make them valuable and effective contributors to the diversity of experience on the Board.

Biographical Information of Continuing Directors

Continuing Directors Whose Terms Expire in 2012

Steven B. Epstein (Director since 2003) is a founding member of the law firm of Epstein Becker & Green, P.C., one of the first law firms to specialize in health care law when established in 1973, and which has since grown to over 350 attorneys with 10 domestic offices. Mr. Epstein currently serves as the senior partner in the firm’s Washington, DC office. In 1972, prior to founding Epstein Becker & Green, Mr. Epstein was a legal consultant to the U.S. Department of Health, Education and Welfare (“HEW”). He currently serves on the Boards of Directors and Boards of Advisors of numerous health care and venture capital companies and educational institutions, including Emergency Medical Services Corp. (NYSE: EMS) and Discovery Holdings Ltd. (JSE: DSY), a publicly held company in Johannesburg, South Africa. Mr. Epstein brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his founding of one of the leading health care law firms in the country.

•

Healthcare industry experience from his successful representation of healthcare clients in innumerable matters over 40 years, his service for HEW and his service on the Boards of numerous health care companies.

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Economic policy and regulatory experience from his public service for the United States Department of Health, Education and Welfare and his representation of clients in a Washington-based law firm for several decades.

•	Legal experience from his involvement in representing businesses, particularly in the health care market, for over 35 years.

Michael R. McDonnell (Director since 2005) is the Executive Vice President and Chief Financial Officer of Intelsat, S.A., a provider of fixed satellite services worldwide. Prior to taking this position in November 2008, Mr. McDonnell was the Chief Operating Officer and Chief Financial Officer of MCG Capital Corporation (Nasdaq: MCGC), a financial services company providing financing and advisory services to middle market companies, from 2006 to November 2008. From 2004 to 2006, Mr. McDonnell served as Executive Vice President and Chief Financial Officer of MCG. From 2000 to 2004, Mr. McDonnell served as Chief Financial Officer of EchoStar Communications Corporation (Nasdaq: DISH), and from 1986 to 2000, he was with PricewaterhouseCoopers LLP, where he was admitted as a partner in 1996. Mr. McDonnell brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his broad experience in both participating in management of public companies and advising middle market companies.

•	Detailed operations and financial systems experience at a C-level management perspective from his service as Chief Operating Officer or Chief Financial Officer for other public companies.

•	Healthcare industry experience from his involvement as an independent director of Catalyst Health Solutions and head of the Audit Committee for 5 years.

•	Financial and accounting acumen from his 14 years in a leading public accounting firm and his service as a chief financial officer for three public companies.

Dale B. Wolf (Director since 2003) was the Chief Executive Officer and a member of the Board of Directors of Coventry Health Care, Inc. (NYSE: CVH) until January 30, 2009. Prior to his appointment to that position in January 2005, Mr. Wolf served for eight years as Coventry’s Executive Vice President, Chief Financial Officer and Treasurer. His previously held positions include Executive Vice President of SpectraScan Health Services, Inc., a women’s health care services company and Senior Vice President, Business Development, of MetraHealth Companies, Inc., a managed health care company. Mr. Wolf was also Vice President, Specialty Operations, of the Managed Care and Employee Benefits Operations of The Travelers, an insurance company. Mr. Wolf is a Fellow of the Society of Actuaries. Mr. Wolf brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his various responsibilities in senior management for public health care and insurance companies.

•	Detailed operations and financial systems experience at a C-level management perspective from his service as Chief Executive Officer or Chief Financial Officer for other public companies.

•	Financial, accounting and actuarial acumen from his educational background and his many years in management of public health care and insurance related companies.

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Diverse healthcare industry experience from his extensive work for different segments of the health care industry including managed care, insurance products, employee benefits, and women’s health care services, as well as his service as an independent director of Catalyst Health Solutions.

Continuing Directors Whose Terms Expire in 2011

David T. Blair (Chief Executive Officer and Director since 1999) is responsible for the overall management of Catalyst Health Solutions, including Catalyst Rx, its pharmacy benefit management subsidiary. Mr. Blair joined Catalyst Health Solutions in 1997 as Chief Financial Officer, where he initially developed its supplemental benefits division, which led to the Company’s public offering in 1999. Prior to Catalyst Health Solutions, Mr. Blair served in a financial role from 1995 to 1997 for United Payors & United Providers, Inc. where he contributed to the company’s initial public offering and several strategic acquisitions. In 1994, Mr. Blair co-founded the Continued Health Care Benefit Program, which was merged into United Payors & United Providers in 1995. Mr. Blair brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his experience as Chief Financial Officer and Chief Executive Officer of Catalyst Health Solutions for over a decade.

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His first-hand and extensive knowledge of growing a public pharmacy benefits management company over the last decade and his experience with strategic transactions in the pharmacy benefits management industry over the last 12 years.

•	Healthcare industry experience from his involvement in such companies since 1994.

•	Financial and accounting acumen from his educational background in public accounting and his service as a chief financial officer.

Daniel J. Houston (Director since 2005) was appointed President, Retirement, Insurance and Financial Services of Principal Financial Group (NYSE: PFG) in November, 2009, effective January, 2010. Mr. Houston has held several positions with the Principal Financial Group since 1984, including being named Regional Director of Group and Pension Sales in 1990, Regional Vice President in 1993, Vice President in 1997, Senior Vice President in 2000, Executive Vice President in 2006 and President, RIS in 2008. He serves on the board of directors for several entities that are affiliates of Principal Financial Group, including Principal Bank, Principal Advisors, Principal International, Inc., Principal Trust Company (Asia) Limited, and Morley Financial Services. Mr. Houston also serves on the Boards of Employee Benefits Research Institute (EBRI), America’s Health Insurance Plans (AHIP), Iowa Natural Heritage Foundation, Mercy Medical Center, United Way of Central Iowa, and is on the Iowa State University Business School Dean’s Advisory Council. Mr. Houston brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his extensive experience as an executive of a large public diversified financial company.

•	Healthcare industry experience from his involvement as an independent director of Catalyst Health Solutions for the past 5 years.

•	Operations and corporate structure acumen from his educational background and his extensive service as a large public company executive.

•

His experience with ethics and governance from his position as chair of the Ethics, Governance and Nominating committee of Catalyst Health Solutions since 2005 and his service on the Iowa State University Business School Dean’s Advisory Council.

Kenneth A. Samet (Director since 2006) is the President & Chief Executive Officer of MedStar Health, Inc., the largest integrated health care delivery system in the Mid-Atlantic region. Mr. Samet has held several positions with MedStar Health since 2000, including President & Chief Operating Officer from 2003 to 2007 and Chief Operating Officer from 2000 to 2003. Mr. Samet was the President of Washington Hospital Center from 1990 to 2000, and from the mid-1980’s to 1990 he held a variety of executive leadership positions with the Medlantic Healthcare Group, which merged with Helix Health in 1998 to create MedStar Health. In 1996, Mr. Samet was named the national Young Healthcare Administrator of the Year by the American College of Healthcare Executives. Mr. Samet served as a member of the Boards of the National Committee for Quality Health Care, the Capital Community Health Plan and the University of Maryland School of Nursing. He chaired the Board of the District of Columbia Hospital Association and has held leadership positions on the Boards of the Maryland Hospital Association and the American Hospital Association, serving as the immediate past chairman of the AHA Region III Policy Board. Mr. Samet currently serves as a member of the Board of Directors of Georgetown University and is the treasurer of the Board of the McLean School of Maryland. Mr. Samet brings the following experience, qualifications, attributes and skills to the Board:

•	General business management and strategic planning experience from his experience as a chief executive officer and chief operating officer for a large health care provider.

•

Healthcare industry experience from his involvement for more than two decades as an executive leader in the health care market, and his role as a director at health care companies, including Catalyst Health Solutions.

•	Detailed operations and corporate structural experience at a C-level management perspective from his service as Chief Executive Officer or Chief Financial Officer for other health care companies.

•	His extensive experience as a Board member, having served on Boards of public and private entities and for-profit and non-profit entities.

Biographical Information of Executive Officers Who Are Not Directors

Richard A. Bates joined Catalyst Health Solutions, Inc. in August 2009 and is our Executive Vice President. Mr. Bates is responsible for the management and direction of the following departments: Sales, Strategic Initiatives, Client Services, Marketing, Clinical Program Management, Corporate Clinical Pharmacy Services, Pharmacy Benefits and Pharmacy Administration, as well as Financial Business Operations. Mr. Bates plays a key role in setting the Company’s growth agenda, driving our organic growth efforts and leading our mergers and acquisitions activities. Prior to joining Catalyst, Mr. Bates ran the specialty business division at Coventry Healthcare where he was responsible for the behavioral health, dental, network rental and pharmacy businesses, along with business development for ancillary products and services. He has also been a senior executive at United Health Group, Cigna Corporation and Oxford Health Plans.

Nick J. Grujich joined Catalyst Health Solutions in February 2005 and is our Executive Vice President & Chief Operating Officer. From 1997 to 2005, Mr. Grujich served in various positions including Director of Finance, Senior Director of Finance and Vice President of Finance and Administration for Eckerd Health Services, a division of Eckerd Corporation, which, until August 2004, was a subsidiary of J.C. Penney Company, Inc., specializing in pharmacy benefits management and mail order pharmacy services. From 1994 to 1997, Mr. Grujich served as Assistant Controller, Director of Finance, and Director of Practice Management of Penn Group Medical Associates, an affiliate of HealthAmerica, a subsidiary of Coventry Health Care.

Hai V. Tran joined Catalyst Health Solutions in May 2008 and is our Chief Financial Officer. Prior to joining Catalyst Health Solutions, Mr. Tran served as Vice President & Treasurer of Hanger Orthopedic Group (NYSE: HGR), a public health care services, products, and distribution company, from 2006 to May 2008. From 2001 to 2006, Mr. Tran served as Senior Vice President of Strategic Development and Emerging Solutions for Cadmus Communications. Prior to joining Cadmus Communications, Mr. Tran’s held finance and operations positions in various industries including technology, software, retail, and consumer products.

Bruce F. Metge joined Catalyst Health Solutions in July 2008 and is our General Counsel and Corporate Secretary. Mr. Metge leads the Company’s nationwide legal, compliance, regulatory and corporate governance functions. Prior to joining Catalyst Health Solutions, Mr. Metge was a member of the law firm of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., a multi-disciplinary law firm based in Washington, DC, from 2004 to June 2008. At Mintz Levin, Mr. Metge represented a wide range of companies in industries including telecommunications, technology, biotechnology, consumer products, and venture capital in complex business transactions and antitrust matters. From 2000 to 2004, Mr. Metge was the General Counsel for Digex, Incorporated.

PROPOSAL 2—APPROVAL OF THE COMPANY’S 2006 STOCK INCENTIVE PLAN,

AS AMENDED AND RESTATED

We are asking our stockholders to approve the amendment and restatement of the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, or the 2006 Plan. The amended and restated 2006 Plan is referred to herein as the Restated Plan. The Restated Plan was adopted by our Board of Directors in April 2010, subject to stockholder approval. The Restated Plan will become effective if it is approved by the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote thereon at the 2010 annual meeting of stockholders. A “majority of the shares represented” means that the number of votes “FOR” the approval of the Restated Plan must exceed the number of votes “AGAINST” the approval of the Restated Plan. Abstentions will be included in the number of votes cast but will not be included as an affirmative vote and thus will have the effect of votes against this proposal. Broker non-votes will not be included in the number of votes cast and thus will not have any effect on this proposal.

The proposed amendments to the 2006 Plan would:

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Increase the Share Reserve. We are asking our stockholders to approve an increase of 1,500,000 in the number of shares of our common stock available for issuance under the Restated Plan. As of March 31, 2010, awards covering a total of 549,125 shares of our common stock were outstanding and an additional 677,800 shares of our common stock remained available for future grants. The proposed increase in shares available for issuance under the Restated Plan (over the existing share reserve under the 2006 Plan) has been reviewed and approved by our Board of Directors. In the process, the Board of Directors determined that the existing number of shares available for issuance under the 2006 Plan was insufficient to meet our ongoing needs to provide long-term incentive grants on an ongoing and regular basis to motivate, reward, and retain key employees who create stockholder value. The increase will enable us to continue our policy of equity ownership by employees and directors as an incentive to contribute to our continued success.

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Extend the Term of the 2006 Plan. We are asking our stockholders to approve the extension of the current term of the 2006 Plan from its expiration in June 2016 to a new expiration date of April 7, 2020.

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Re-approve the Performance Criteria for Performance-Based Awards. We are asking our stockholders to re-approve the list of performance criteria in the 2006 Plan that may be used for purposes of granting awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, as described below under the heading “Performance Awards.”

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Approve a revision to the “Change in Control” definition. We are asking our stockholders to approve a revision to the definition of “Change in Control” such that the new definition will eliminate our Board of Directors’ ability to declare that the occurrence of certain events constitute a Change in Control under the terms of the Restated Plan.

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Approve a limitation on the ability of our Board of Directors (or any designated committee) to provide for the payment of dividends or dividend equivalents in respect of awards which are unvested, unearned or otherwise not payable. We are asking our stockholders to approve a limitation on the ability of our

Board of Directors (or any designated committee) to provide for the payment of dividends or dividend equivalents in respect of awards which are unvested, unearned or otherwise not payable such that no dividends or dividend equivalents may be paid with respect to any awards granted under the Restated Plan until such awards shall have been vested, earned or otherwise have become payable in accordance with the provisions of the Restated Plan.

Stockholder approval of such terms would preserve our ability to deduct compensation associated with future performance-based awards made under the Restated Plan to certain executives. Section 162(m) of the Internal Revenue Code limits the deductions a publicly-held company can claim for compensation in excess of $1.0 million paid in a given year to its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer) (these officers are generally referred to as the “covered employees”). “Performance-based” compensation that meets certain requirements is not counted against the $1.0 million deductibility cap. Stock options and stock appreciation rights generally qualify as performance-based compensation. Other awards that we may grant under the Restated Plan may qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the Compensation Committee. The Compensation Committee retains the discretion to set the level of performance for a given performance measure under a performance-based award. For such awards to qualify as performance-based compensation, the stockholders must approve the material terms of the performance goals every five years.

The 2006 Plan is not being materially amended in any respect other than to reflect the changes described above. If this proposal is not approved, the Restated Plan will not become effective, but the existing 2006 Plan will remain in effect.

Highlights of the Restated Plan

The Restated Plan authorizes the issuance of equity-based compensation in the form of stock options, stock appreciation rights, or SARs, restricted stock awards, restricted stock units, performance shares, performance awards, phantom stock awards and dividend equivalents, structured by the Board or the Compensation Committee within parameters set forth in the Restated Plan, for the purpose of providing our directors, officers, employees and consultants equity based compensation, incentives and rewards for superior performance. Some of the key features of the Restated Plan that reflect our commitment to effective management of incentive compensation are as follows:

•

Stockholder approval is required for additional shares. The Restated Plan does not contain an annual “evergreen” provision. The Restated Plan authorizes a fixed number of shares, so that stockholder approval is required to increase the maximum number of securities which may be issued under the Restated Plan.

•

Share Counting. The Restated Plan provides that awards of stock options and SARs will be counted against the maximum number of shares in a 1-to-1 ratio and awards other than stock options and SARs will be counted in a 1.45-to-1 ratio. In addition, SARs exercised and settled in shares of common stock will be counted in the full amount exercised against the number of shares available for grant under the Restated Plan, regardless of the number of net shares issued upon settlement of the SARs.

•

No Re-pricing or Replacement of Options or Stock Appreciation Rights. The Restated Plan prohibits, without stockholder approval, except in connection with certain corporate transactions: (1) the amendment of awards to reduce the exercise price, and (2) the replacement of an option or stock appreciation right with cash, any other award or an option or stock appreciation right with an exercise price that is less than the exercise price per share of the original option or stock appreciation right.

•

No In-the-Money Option or Stock Appreciation Right Grants. The Restated Plan prohibits the grant of options or stock appreciation rights with an exercise or base price less than the fair market value of our common stock, generally the closing price of our common stock, on the date of grant.

•	Section 162(m) Qualification. The Restated Plan is designed to allow awards made under the Restated Plan to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

Summary of the Restated Plan

The following is a summary of the principal features of the Restated Plan, assuming approval of this proposal. The summary, however, is not a complete description of all the provisions of the Restated Plan. The proposed Restated Plan is attached to this proxy statement as Appendix A.

Purpose. The purpose of the Restated Plan is to encourage and enable selected employees, outside directors and independent contractors to acquire or increase their holdings of common stock and other proprietary interests in us in order to promote a closer identification of their interests with the interests of our stockholders, thereby further stimulating their efforts to enhance our efficiency, soundness, profitability, growth and stockholder value.

Eligibility. All employees, outside directors and selected independent contractors are eligible to participate in the Restated Plan. As of March 31, 2010, there were approximately 954 employees, including five executive officers, five consultants and seven outside directors who were eligible to participate in the Restated Plan.

Administration. The Restated Plan will be administered by our Board of Directors or a committee appointed by the Board of Directors. The Board of Directors or designated committee will have the authority to: designate participants; determine the type or types of awards to be granted to each participant and the number, terms and conditions thereof; establish, adopt or revise any rules and regulations it deems advisable to administer the Restated Plan; and make all other decisions and determinations that may be required under the Restated Plan. All decisions made by the Board of Directors or committee shall be made in the sole discretion of the Board of Directors or committee and will be binding on the Company and the Restated Plan participants.

Shares Available for Awards/Limitations on Awards. As of March 31, 2010, awards covering a total of 549,125 shares of our common stock were outstanding and an additional 677,800 shares of our common stock remained available for future grant under the 2006 Plan, subject to adjustment as provided in the 2006 Plan. If this Proposal 2 is approved, an additional 1,500,000 shares of our common stock will be available for future issuance under the Restated Plan. In order to allow maximum flexibility in designing an appropriate equity compensation strategy, the Restated Plan provides that awards of stock options and SARs will be counted against the maximum number of shares in a 1-to-1 ratio and awards other than stock options and SARs will be counted in a 1.45-to-1 ratio. For example, if we wish to issue 100 shares of restricted stock, the maximum number of remaining shares available for grant under the Restated Plan would be reduced by 145 shares of common stock. In addition, SARs exercised and settled in shares of common stock will be counted in the full amount exercised against the number of shares available for grant under the Restated Plan, regardless of the number of net shares issued upon settlement of the SARs. In other words, if a SAR related to 100 shares was exercised and settled by the issuance of 70 shares, the maximum number of shares remaining available for award under the Restated Plan would be reduced by 100 shares.

The maximum number of shares of Company common stock that we may issue under the Restated Plan pursuant to the grant of incentive stock options is 3,000,000 or, if less, the maximum number of shares issuable under the Restated Plan. In addition, (i) we may not grant to any participant options and SARs that are not related to an option for more than 1,000,000 shares of common stock in any thirty six (36) month period; (ii) we may not grant to any participant restricted, performance share and phantom stock awards for more than 500,000 shares of common stock in any thirty-six (36) month period; and (iii) participants may not be paid more than $2,000,000 with respect to any cash-denominated performance units granted in any single calendar year, subject to adjustments as provided in the Restated Plan. For purposes of these restrictions, we will treat an option and related SAR as a single award.

The following will not reduce the remaining shares available for issuance pursuant to awards under the Restated Plan: (i) dividends, including dividends paid in shares of common stock, or dividend equivalents paid in cash in connection with outstanding awards; (ii) awards which by their terms are settled in cash rather than the issuance of shares; and (iii) any shares subject to an award under the Restated Plan that is forfeited, cancelled, terminated, expires or lapses for any reason and shares subject to an award that are repurchased or reacquired by us.

On March 31, 2010, the closing selling price of our common stock was $41.38 per share.

Permissible Awards. We may grant awards under the Restated Plan which include incentive stock options and nonqualified stock options; SARs; restricted awards in the form of restricted stock awards and restricted stock units; performance awards in the form of performance shares and performance units; phantom stock awards; and dividend equivalent awards. We discuss the material terms of each type of award below.

Options. The Restated Plan authorizes the grant of both incentive stock options and nonqualified stock options, both of which are exercisable for shares of common stock, although incentive stock options may only be granted to our employees. The Board of Directors or committee will determine the option price at which a participant may exercise an option, and the option price must be no less than 100% of the fair market value per share of our common stock on the date of grant, or 110% of the fair market value with respect to incentive stock options granted to an employee who owns stock representing more than 10% of the total voting power of all classes of our stock or stock of our parent or subsidiary corporation, if any.

Unless an individual award agreement provides otherwise, a participant may pay the option exercise price in the form of cash or cash equivalent; in addition, where the Board of Directors or committee and applicable laws, rules and regulations permit, a participant may also make payment:

•	by delivery of shares of common stock of the participant, if acceptable by the Board or the committee;

•	by shares of common stock withheld upon exercise;

•	by delivery of written notice of exercise to the corporate secretary of our Board of Directors and irrevocable instructions to a broker to deliver to us the funds to pay the option price;

•	by such other payment methods as the Board of Directors or the committee may approve and which are acceptable under applicable law; or

•	by any combination of these methods.

At the time of option grant, the Board of Directors or committee will determine the term and conditions of an option and the period or periods during which a participant may exercise an option and the option term for each option (which may not exceed 10 years for incentive and non-qualified stock options, or five years for incentive stock options with respect to an employee who owns stock and who possesses more than 10% of the total combined voting power of all classes of our stock or stock of our parent or subsidiary corporation, if any). Options are also subject to certain restrictions on exercise if the participant terminates employment or service. The Board of Directors or committee has authority to establish other terms and conditions related to options.

There are no options outstanding from our 2006 Plan, and therefore, no shares remain subject to options granted from the 2006 Plan.

Stock Appreciation Rights. Under the terms of the Restated Plan, we may grant SARs to the holder of an option with respect to all or a portion of the shares of common stock subject to the option or we may grant SARs separately. Upon the exercise of a SAR, the holder may receive consideration paid either (i) in cash; (ii) shares of common stock valued at fair market value on the date of the SAR exercise; or (iii) a combination of cash and shares of common stock, as the administrator determines. Upon exercise of a SAR, a participant is entitled to receive from us consideration in an amount determined by multiplying the difference between the fair market value of a share of common stock on the date of exercise of the SAR over the base price of the SAR by the number of shares of common stock with respect to which the SAR is being exercised.

Notwithstanding the foregoing, the Board of Directors or committee may limit the amount payable in its discretion. The base price may be no less than 100% of the fair market value per share of the common stock on the date the SAR is granted.

SARs are exercisable according to the terms established by the Board of Directors or committee and stated in the applicable award agreement. Upon the exercise of a SAR granted to the holder of an option, the related option is deemed to be cancelled to the extent of the number of shares as to which the holder of an option exercises the SAR. No participant may exercise a SAR more than 10 years after it was granted, or such shorter period as may apply to related options. Each award agreement will set forth the extent to which the holder of a SAR will have the right to exercise a SAR following termination of the holder’s employment or service with us.

Restricted Awards. Subject to the limitations of the Restated Plan, the Board of Directors (or committee) may in its sole discretion grant restricted awards to such individuals in such numbers, upon such terms and at such times as the Board or committee shall determine. Restricted awards may be in the form of restricted stock awards and/or restricted stock units that are subject to certain conditions, which conditions must be met in order for the restricted award to vest and be earned, in whole or in part, and no longer subject to forfeiture. Restricted stock awards may be payable in shares of common stock. Restricted stock units may be payable in cash or shares of common stock, or partly in cash and partly in shares of common stock, in accordance with the terms of the Restated Plan and the discretion of the Board or committee.

The Board of Directors or committee has authority to determine the nature, length and starting date of the period during which a participant may earn a restricted award and will determine the conditions that must be met in order for a restricted award to be granted or to vest or be earned. These conditions may include: (i) attainment of performance objectives; (ii) continued service or employment for a certain period of time or a combination of attainment of performance objectives and continued service; (iii) retirement; (iv) disability; (v) death; or (vi) any combination of such conditions.

Subject to the terms of the Restated Plan and the requirements of Internal Revenue Code Section 409A, the Board or committee has authority to determine whether and to what degree restricted awards have vested and been earned and are payable. The Board or committee also may, subject to Internal Revenue Code Section 409A, accelerate the date that any restricted award will be deemed vested or earned, without any obligation to accelerate such date with respect to other restricted awards. If a participant’s employment or service is terminated for any reason and all or any part of a restricted award has not vested or been earned pursuant to the terms of the Restated Plan and the individual award, the participant will forfeit the award unless the Board or committee determines otherwise.

As of March 31, 2010, there were 549,125 shares of restricted stock outstanding under the 2006 Plan. The weighted average period over which such outstanding restricted stock is expected to vest is 3.0 years

Performance Awards. Subject to the limitations of the Restated Plan, the Board of Directors or committee may in its discretion grant performance awards to such eligible individuals upon such terms and conditions and at such times as the Board or committee shall determine. Performance awards may be in the form of performance shares and/or performance units. An award of a performance share is a grant of a right to receive shares of our common stock, the cash value thereof or a combination thereof in the administrator’s discretion, which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the fair market value of a share of our common stock. An award of a performance unit is a grant of a right to receive shares of our common stock or a designated dollar value amount of common stock that is contingent upon the achievement of performance or other objectives during a specified period, and that has an initial value determined in a dollar amount established by the Board or committee at the time of grant.

Subject to the terms of the Restated Plan and the requirements of Internal Revenue Code Section 409A, the Board or committee has the authority to determine the nature, length and starting date of the period during which a participant may earn a performance award and will determine the conditions that must be met in order for a performance award to be granted or to vest or be earned. These conditions may include specific performance objectives, continued service or employment for a certain period of time, or a combination of such conditions. Performance Awards granted under the Restated Plan may be based on one or more of the following business criteria: (i) earnings before interest, taxes, depreciation and/or amortization; (ii) operating income or profit; (iii) return on equity, assets, capital, capital employed or investment; (iv) after tax operating income; (v) net income; (vi) earnings or book value per share of the Company’s common stock; (vii) cash flow(s); (viii) total sales or revenues or sales or revenues per employee; (ix) stock price or total shareholder return; (x) dividends; (xi) strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or (xii) a combination of these measures. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares of common stock outstanding, or to assets or net assets.

Phantom Stock Awards. Subject to the limitations of the Restated Plan, the Board of Directors or committee may in its discretion grant phantom stock awards to such eligible individuals in such numbers, upon such terms and at such times as the Board or committee shall determine. An award of phantom stock is an award of a number of hypothetical share units with respect to shares of our common stock, with a value per unit based on the fair market value of a share of common stock.

Subject to the terms of the Restated Plan and the requirements of Internal Revenue Code Section 409A, the Board or committee has the authority to determine whether and to what degree phantom stock awards have vested and are payable. Upon vesting of all or part of a phantom stock award and satisfaction of other terms and conditions that the Board or committee determines, the holder of a phantom stock award will be entitled to a payment of an amount equal to the fair market value of one share of our common stock with respect to each such phantom stock unit that has vested and is payable. We may make payment in cash, shares of common stock, or a combination of cash and stock, as determined by the Board or committee. The Board or committee may determine the forms and terms of payment of phantom stock awards in accordance with the Restated Plan. If a participant’s employment or service is terminated for any reason and all or any part of a phantom stock award has not vested and become payable pursuant to the terms of the Restated Plan and the individual award, the participant will forfeit the award unless we determine otherwise.

Dividend and Dividend Equivalents. The Board of Directors or committee may provide that awards granted under the Restated Plan earn dividends or dividend equivalents, except that in no event may dividends or dividend equivalents be provided for with respect to any new awards granted under the Restated Plan until such awards shall have been vested, earned or have otherwise become payable in accordance with the provisions of the Restated Plan. We may pay any such dividends or dividend equivalents currently or credit such dividends or dividend equivalents to a participant’s account, subject to any requirements under Internal Revenue Code Section 409A and such restrictions and conditions as the Board or committee may establish with respect to the crediting of an account, including reinvestment in additional shares of common stock or share equivalents.

Effects of a Change in Control. Upon a change in control as defined in the Restated Plan, and unless Internal Revenue Code Section 409A requires otherwise, the Restated Plan provides that the Board of Directors shall have the sole discretion to determine the effect, if any, on awards granted under the Restated Plan, including the vesting, earning and/or exercisability of the award. The Board’s discretion includes the discretion to determine that an award shall vest, be earned or become exercisable in whole or in part, shall be assumed or substituted for another award, shall be cancelled without the payment of consideration, shall be cancelled in exchange for a cash payment or other consideration, or that other actions or no actions shall be taken with respect to the award. The Board of Directors also has discretion to determine that acceleration shall be subject to both a change of control and termination of employment or service.

Adjustments. In the event of a stock split, a dividend payable in shares of common stock, or a combination or consolidation of the common stock into a lesser number of shares, the share authorization limits under the Plan will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price for such award. If the Company is involved in another corporate transaction or event that affects the common stock, such as an extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares, the share authorization limits under the Plan will be adjusted proportionately, and the Board of Directors or the committee may adjust the Plan and outstanding awards to preserve the benefits or potential benefits of the awards.

Termination and Amendment. The Board of Directors may, at any time and from time to time, terminate or amend the plan, but if an amendment to the Restated Plan would materially increase the number of shares of stock issuable under the Plan, expand the types of awards provided under the Plan, materially expand the class of participants eligible to participate in the Plan, materially extend the term of the Plan or otherwise constitute a material amendment requiring stockholder approval under applicable listing requirements, laws, policies or regulations, then such amendment will be subject to stockholder approval. In addition, the Board of Directors may condition any amendment on the approval of the Company’s stockholders for any other reason. No termination or amendment of the Plan may adversely affect any award previously granted under the Plan without the written consent of the participant.

The Committee may amend or terminate outstanding awards; however, such amendments may require the consent of the participant and, unless approved by the Company’s stockholders or otherwise permitted by the anti-dilution provisions of the Plan, the exercise price of an outstanding option may not be reduced, directly or indirectly, and the original term of an option may not be extended.

Unless terminated earlier by the Board of Directors, the Restated Plan will terminate on April 7, 2020. The applicable provisions of the Restated Plan and the Board of Directors’ or the committee’s authority will continue with respect to any awards then outstanding.

Federal Income Tax Consequences

The U.S. federal income tax consequences of the Restated Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the Restated Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe state, local, or foreign tax consequences. Tax considerations may vary from locality to locality and depending on individual circumstances.

Section 409A of the Internal Revenue Code. Certain types of awards under the Restated Plan, including deferred stock and restricted stock units, may constitute, or provide for, a deferral of compensation subject to Section 409A of the Internal Revenue Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Restated Plan and awards granted under the plan will be structured and interpreted in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A. To the extent determined necessary or appropriate by the Board of Directors or designated committee, the Restated Plan and applicable award agreements may be amended without award holder consent to exempt the applicable awards from Section 409A of the Internal Revenue Code or to comply with Section 409A.

Non-Qualified Stock Options. For federal income tax purposes, if participants are granted non-qualified stock options under the Restated Plan, participants generally will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of non-qualified stock options, participants will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of the common stock on the date of exercise. The basis that participants have in shares of common stock, for purposes of determining their gain or loss on subsequent disposition of such shares of common stock generally, will be the fair market value of the shares of common stock on the date the participants exercise their options. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options. There is no taxable income to participants when participants are granted an incentive stock option or when that option is exercised. However, the amount by which the fair market value of the shares of common stock at the time of exercise exceeds the option price will be an “item of adjustment” for participants for purposes of the alternative minimum tax. Gain realized by participants on the sale of an incentive stock option is taxable at capital gains rates, and no tax deduction is available to the Company, unless participants dispose of the shares of common stock within (i) two years after the date of grant of the option or (ii) within one year of the date the shares of common stock were transferred to the participant. If the shares of common stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the option exercise price and the fair market value of the shares of common stock on the date of the option’s exercise (or the date of sale, if less) will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent that participants must recognize ordinary income. If such a sale or disposition takes place in the year in which participants exercise their options, the income such participants recognize upon sale or disposition of the shares of common stock will not be considered income for alternative minimum tax purposes.

Incentive stock options exercised more than three months after a participant terminates employment, other than by reason of death or disability, will be taxed as a non-qualified stock option, and the participant will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the participant.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a SAR, but upon exercise of the SAR, the fair market value of the shares of common stock received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the grantee in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the grantee realized as ordinary income.

Restricted Stock. For federal income tax purposes, the grantee generally will not have taxable income on the grant of restricted stock, nor will we then be entitled to any deduction, unless the grantee makes a valid election under Section 83(b) of the Internal Revenue Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the grantee generally will recognize ordinary income, and we will be entitled to a corresponding deduction, for an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price for the restricted stock.

Restricted Stock Units. The grantee generally will not realize taxable income at the time of the grant of the restricted stock units, and we will not be entitled to a deduction at that time. When an award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction. Restricted stock units may be subject to Section 409A of the Internal Revenue Code, and the failure of any restricted stock unit that is subject to Section 409A to comply with Section 409A may result in taxable income to the grantee upon vesting (rather than at such time as the award is paid). Furthermore, an additional 20% penalty tax may be imposed under Section 409A of the Internal Revenue Code, and certain interest penalties may apply.

Performance Shares. The grantee generally will not realize taxable income at the time of the grant of the performance shares, and we will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction.

Performance Units. The grantee generally will not realize taxable income at the time of the grant of the performance units, and we will not be entitled to a deduction at that time. When the award is paid, whether in cash or common stock, the grantee will have ordinary income, and we will be entitled to a corresponding deduction.

Phantom Stock Awards. In general, an individual will not recognize any taxable income at the time he or she is granted an award of phantom stock. Upon settlement of a phantom stock award, the individual will recognize ordinary income equal to the fair market value of the cash or shares actually received by the individual. We will be generally entitled to a deduction for the corresponding amount.

Dividend Equivalents. The grantee generally will not realize taxable income at the time of the grant of the dividend equivalents, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the grantee will recognize ordinary income, and we will be entitled to a corresponding deduction.

Section 162(m) of the Internal Revenue Code. As described above, in general, under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Internal Revenue Code) in any taxable year of the corporation. However, under Section 162(m) of the Internal Revenue Code, the deduction limit does not apply to certain “qualified performance-based compensation.”

In order to qualify for the exemption for qualified performance-based compensation, Section 162(m) of the Internal Revenue Code generally requires that:

•	the compensation be paid solely upon account of the attainment of one or more pre-established objective performance goals;

•	the performance goals must be established by a compensation committee comprised of two or more “outside directors;

•	the material terms of the performance goals must be disclosed to and approved by the stockholders; and

•	the compensation committee of “outside directors” must certify that the performance goals have indeed been met prior to payment.

Pursuant to a special rule under Section 162(m), stock options and stock appreciation rights will satisfy the “qualified performance-based compensation” exception if (i) the awards are made by a qualifying compensation committee, (ii) the plan sets the maximum number of shares that can be granted to any person within a specified period and (iii) the compensation is based solely on an increase in the stock price after the grant date. The Restated Plan has been designed to permit the Compensation Committee to grant stock options and stock appreciation rights which will qualify as “qualified performance-based compensation.” In addition, performance-based awards are intended to qualify as “qualified performance-based compensation.”

Prohibition on Repricing

Under the Restated Plan, outstanding stock options or SARs cannot be repriced, directly or indirectly, without the prior consent of the Company’s stockholders. We acknowledge that the following actions are considered to be indirect repricing, and therefore, would require the prior consent of our stockholders:

•	Canceling options and/or SARs and granting lower priced options and/or SARs;

•	Canceling options and/or SARs and replacing the canceled awards with a full-value award; and

•	Cashing out an option, except in connection with certain corporate transactions.

Plan Benefits

The table below shows, as to our named executive officers and the various indicated groups, the number of shares of common stock subject to awards granted under the 2006 Plan that were outstanding as of March 31, 2010:

Name and Position	Number of Shares Subject to Stock Option Awards	Number of Shares Subject to Restricted Stock Awards
David T. Blair, Chief Executive Officer	—	143,750

Richard A. Bates, Executive Vice President	—	75,000

Nick J. Grujich, Executive Vice President & Chief Operating Officer	—	56,250

Hai V. Tran, Chief Financial Officer and Treasurer	—	28,750

Bruce F. Metge, General Counsel & Corporate Secretary	—	15,000

All directors who are not employees (7 persons)	—	18,000

All current executive officers as a group (5 persons)	—	318,750

All employees who are not executive officers (30 persons)	—	212,375

All future grants under the Restated Plan are within the discretion of the Board of Directors or a designated committee. In the case of our outside directors, pursuant to a board resolution dated April 8, 2010, such directors are entitled to receive an annual grant of 2,500 shares of restricted stock for their service on our Board of Directors. The table below shows, as to each of our outside directors, the number of shares of restricted stock that are expected to be received or allocated to each such director during 2010. “Outside directors” are directors who are not our employees, who do not have a beneficial interest in 10% or more of our common stock and who are not officers or employees of organizations that owned 10% or more of our common stock. All future grants under the Restated Plan are within the discretion of the Compensation Committee and the benefits of such grants are, therefore, not determinable.

Name of Outside Director	Number of Shares of Restricted Stock
William E. Brock	2,500
Edward S. Civera	2,500
Steven B. Epstein	2,500
Michael R. McDonnell	2,500
Kenneth A. Samet	2,500
Dale B. Wolf	2,500

Other Compensation Plan Information

The following table sets forth information regarding our equity compensation plans as of December 31, 2009 (share data in thousands).

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	943	$7.85	1,378

Total	943	$7.85	1,378

As of March 31, 2010, stock options covering 724,225 shares were outstanding under all plans, with a weighted average exercise price of $7.02 and a weighted average remaining term of 2.4 years. An additional 688,075 restricted stock award shares were unvested and outstanding under all plans. As of March 31, 2010, 677,800 shares remained available for issuance under the 2006 Plan, and 169,457 shares remained available for issuance under the 2003 Equity Incentive Plan. No other plans had shares available for future issuance as of the same date.

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this proposal is required for approval. Any abstentions with respect to this proposal will be included in the number of votes cast but will not be included as an affirmative vote and thus will have the effect of votes against this proposal. Any broker non-votes will not be included in the number of votes cast and thus will not have any effect on this proposal.

The Board of Directors recommends a vote FOR the adoption of the Restated Plan.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the 2010 fiscal year, subject to ratification by the shareholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement should he or she desire to do so.

We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our shareholders.

The Audit Committee and the Board of Directors recommend that shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

POLICY REGARDING PRE-APPROVAL OF SERVICES PROVIDED BY

THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has established a policy requiring its pre-approval of all audit services and permissible non-audit services provided by the independent registered public accounting firm, consistent with its charter and applicable regulatory requirements. The Audit Committee considers whether the provision of a non-audit service is consistent with the SEC’s rules on auditor independence, including whether provision of the service would (i) create a mutual or conflicting interest between the independent registered public accounting firm and us; (ii) place the independent registered public accounting firm in the position of auditing its own work; (iii) result in the independent registered public accounting firm acting in the role of management or as an employee of ours; or (iv) place the independent registered public accounting firm in a position of acting as an advocate for us. Additionally, the Audit Committee considers whether the independent registered public accounting firm is well positioned and qualified to provide effective and efficient service, based on factors such as the independent registered public accounting firm’ familiarity with our business, personnel, systems or risk profile, and whether provision of the service by the independent registered public accounting firm would enhance our ability to manage or control risk or improve audit quality, or would otherwise be beneficial to us.

The Audit Committee has delegated to its Chairman the authority to address certain requests for pre-approval of services between meetings of the Audit Committee, and the Chairman must report his pre-approval decisions to the Audit Committee at its next regular meeting. The Audit Committee’s policy is designed to ensure that there is no delegation by the Audit Committee of authority or responsibility for pre-approval decisions to our management.

SERVICES PROVIDED BY THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the independent registered public accounting firm. The Audit Committee has appointed PricewaterhouseCoopers LLP to perform audit and other services for us and our subsidiaries. We have formal procedures in place for the pre-approval by the Audit Committee or its Chairman of all services provided by PricewaterhouseCoopers LLP. These pre-approval procedures are described above under the “Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm” section.

The following fees were paid to our independent registered public accounting firm for the years ended December 31, 2009 and 2008. We have determined that provision of these services is compatible with maintaining the independence of the independent registered public accounting firm:

	2009	2008
Audit Fees(1)	$1,005,500	$1,111,500
Audit-Related Fees(2)	39,750	202,500
Tax Fees	—	—
All Other Fees(3)	133,416	1,500

Total	$1,178,666	$1,315,500

(1)	Includes (i) the audit of our consolidated financial statements included in our annual report on Form 10-K and services attendant to or required by, statute or regulation; (ii) the review of interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to filings with the SEC and other regulatory bodies; (iv) accounting consultations attendant to the audit; and (v) the audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.
(2)	Includes fees for the audit of our 401(k) savings plan and, in 2008, a SAS 70 Type II examination.
(3)	Includes fees for a subscription to an online research data base and, in 2009, a claims review engagement for a client.

OTHER MATTERS

The Board of Directors knows of no other matters that are likely to be brought before the Annual Meeting. If any other matters should be properly brought before the meeting, it is the intention of the persons named as proxies on the enclosed proxy card to vote, or otherwise act, in accordance with their judgment on such matters.

CORPORATE GOVERNANCE

Board & Committee Meetings

The Board of Directors conducts business through meetings and the activities of the Board and its committees, including taking actions by unanimous written consent. The Board met eight times during the fiscal year ended December 31, 2009; six executive sessions were held without management during board meetings. All of the current members of the Board attended at least 80% of the meetings held during their tenure, including meetings of committees on which they served.

Board Leadership Structure

The Board of Directors has separated the roles of the Chairman of the Board of Directors and the CEO in recognition of the differences between the two roles. The CEO is responsible for the overall execution of the Company’s strategy and the day to day leadership and performance of the Company. The Chairman of the Board of Directors provides guidance and mentorship to the CEO, sets the agenda for Board meetings, presides over meetings of the full Board and attends all committee meetings. We believe that this leadership structure enhances the accountability of the CEO to the Board of Directors and strengthens the Board’s independence from management. The Board of Directors believes that having an independent director serve as Chairman of the Board of Directors is in the best interest of the Company and its stockholders at this time.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company.

Our Board of Directors administers its risk oversight function with respect to our risk as a whole, and meets with management at least quarterly to receive updates with respect to out operations, business strategies and the monitoring of related risks. The Board of Directors also delegates oversight to the Audit Committee, Compensation Committee and Ethics, Governance & Nominating Committee to oversee selected elements of risk:

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Our Audit Committee oversees financial risk exposures, including monitoring the integrity of the financial statements, internal control over financial reporting, and the independence of the independent auditor of the Company. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance with legal and regulatory matters related to the Company’s financial statements and meets quarterly with our financial management, independent auditors and legal advisors for updates on risks related to our financial reporting function. The Audit Committee also monitors communications from shareholders relating to accounting, internal controls or auditing matters as described in “Code of Ethics & Conduct” and “Shareholder Communications with the Board” below. The Audit Committee also oversees financial, credit and liquidity risk by working with our treasury function to evaluate elements of financial and credit risk and advise on our financial strategy, capital structure and long-term liquidity needs, and the implementation of risk mitigating strategies. Individuals who supervise day-to-day risk in this area report directly to the Board of Directors, and the Company’s Chief Financial Officer meets regularly with our Audit Committee to discuss and advise on elements of risks related to our credit risk and function.

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Our Ethics, Governance & Nominating Committee oversees governance and compliance related risks by working with management to review the Company’s corporate governance codes, policies and procedures, including recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board Committees. The Ethics, Governance & Nominating Committee also oversees risk by working with management to review and monitor compliance with our Code of Ethics & Conduct. The Ethics, Governance & Nominating Committee also monitors communications relating to ethical conduct as described in “Code of Ethics & Conduct” and “Shareholder Communications with the Board” below.

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Our Compensation Committee oversees risk management by participating in the creation of compensation structures that create incentives that encourage a level of balanced risk-taking behavior consistent with the Company’s business strategy.

Our Board of Directors and Committees’ risk oversight responsibilities are discussed further in specific sections relating to the committees of the Board of Directors below.

Director Independence

The Board reviewed each director’s other affiliations and relationships, and has affirmatively determined that seven of the Board’s eight directors (including those standing for re-election at the Annual Meeting) are independent under the Nasdaq Stock Market requirements, which are the director independence standards adopted and applied by the Board. In making this determination, the Board consulted with our General Counsel to ensure that the Board’s determinations were consistent with all applicable laws and regulations, including the Nasdaq Stock Market requirements. Mr. David Blair, because he is an employee of the Company, is not considered independent.

Code of Ethics & Conduct

We insist that all of our directors, officers and employees adhere to high ethical standards and comply with all applicable legal requirements when engaging in business on our behalf. Accordingly, the Board adopted a Code of Ethics & Conduct which complies with the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market requirements, and is applicable to all of our directors, officers and employees. The Code of Ethics & Conduct, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

We have established a toll-free telephone number for employees to use on a confidential basis to advise our Chief Compliance Officer of any questions, reports or concerns regarding possible violations of our Code of Ethics & Conduct or of any of our policies or procedures. Employees are also invited to write to the Chief Compliance Officer on a confidential basis regarding such matters. The Audit Committee, in compliance with the Sarbanes-Oxley Act of 2002, has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls or auditing matters. The Ethics, Governance & Nominating Committee has established procedures for the receipt, retention and treatment of complaints regarding all other ethics and governance related matters. Both committees allow for the confidential, anonymous submission by employees of concerns regarding such matters. See also “Shareholder Communications with the Board” in the Corporate Governance section of this proxy statement for information regarding shareholder communications. In no event will any action be taken against an employee for, in good faith, making a complaint or reporting known or suspected violations.

Ethics, Governance & Nominating Committee

Members of the Ethics, Governance & Nominating Committee, which we refer to in this section as the “Committee,” include Daniel J. Houston, Chairman, Steven B. Epstein and Dale B. Wolf, all of whom are independent directors for purposes of the Nasdaq Stock Market requirements. In addition to identifying candidates for the Board, this Committee focuses on a continuation of employee training and continued development of policies and procedures that range from business ethics to marketing practices and the protection of client information. The Committee held two meetings during 2009. The Committee’s charter, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

Director Nominations

In reaching its nomination decisions, the Ethics, Governance & Nominating Committee considered the factors set forth in the Company’s “Guidelines for Consideration of Nominees to Serve on the Board of Directors,” including “the ability of a nominee to add to the Board’s existing strengths, based on such individual’s education, background, experience and skills.” The Committee also considered each director’s specific education, background, experience and skills described in “Biographical Information of Nominees for Director” above in making its nomination decisions. The Committee considers the following criteria in selecting individuals for recommendation to the Board as nominees: independence; financial, regulatory and business experience; character and integrity; education, background and skills; judgment; the ability to provide practical insights regarding our business; experience with businesses and organizations of a comparable size to the Company; the interplay of the candidate’s experience with the experience of other Board members and the extent to which the candidate would be a desirable addition to the Board or any of its committees. In addition, prior to recommending a current director for re-election to the Board of Directors, the Committee will consider and review the current director’s Board and committee attendance and performance, length of Board service and knowledge of our business. The vote of a majority of the independent directors of the Board of Directors is required to nominate an individual for the Board of Directors. Although the Committee does not have a specific diversity policy, the Committee considers diversity in its broadest sense, including persons diverse in geography, gender and ethnicity as well as representing diverse experiences, skills and backgrounds. We believe a diverse group can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment. The Committee’s charter states that the Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and criteria for new Board members, as well as the composition of the Board as a whole.

The Committee also will consider suggestions from shareholders for nominees to the Board of Directors that are timely received and in proper written form. To be timely, suggestions must be delivered to the Corporate Secretary within the same time frame required to have proposals included in the proxy statement as identified in the “Shareholder Proposals” section of this proxy statement. To be in proper written form, a shareholder’s nomination suggestion should set forth in writing, as to each person whom the shareholder wishes the Committee to consider for nomination for election as a director, all information relating to that person’s qualification which the shareholder believes the Committee should consider, including the biographical and other information regarding the person which would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC. The shareholder should also furnish the person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, the shareholder’s own name and address as they appear on our corporate records and the number of shares of our common stock that both the shareholder and the nominee beneficially own.

The process that the Committee follows when it identifies and evaluates individuals to be recommended to the Board of Directors for nomination is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Committee will consider personal and professional contacts of Committee members and other members of the Board of Directors. The

Committee will also consider director candidates recommended by shareholders in accordance with the policies and procedures set forth above. The Committee has not previously used an independent search firm to identify nominees, but reserves the right to do so.

Evaluation. In evaluating potential nominees, the Committee will determine whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under the selection criteria set forth above. In addition, the Committee may conduct a check of the individual’s background and interview the candidate. A direct inquiry of the candidate’s willingness to serve on the Board of Directors will be made.

Board Leadership Structure. The Committee is responsible for reviewing the leadership structure of the Board of Directors. As part of this review, the Committee evaluates the selection criteria set forth above. The Committee makes its recommendation to the full Board of Directors, which is responsible for approving the leadership structure of the Board of Directors.

Ethics & Corporate Governance

The primary role of the Committee in regards to ethics and corporate governance is general oversight of our compliance with applicable laws and regulations, with our Code of Ethics & Conduct, which we refer to in this Section as the “Ethics Code” and our Business Ethics Policies & Procedures, as well as a periodic review of the effectiveness of, and recommendation of changes to, the Ethics Code or the Policies & Procedures. Notwithstanding the foregoing, the Committee defers to the Audit Committee on all matters related to compliance with financial reporting and disclosure requirements, or securities laws and regulations. Should the division of responsibilities between the Audit Committee and the Ethics, Governance & Nominating Committee be uncertain from time to time with respect to specific matters or areas of oversight, the chairman of each of the committees will meet and confer to allocate duties and responsibilities; provided, however, that the Audit Committee, due to the more stringent standard of independence applied to its membership, shall have final authority in determining those matters which should be assigned to or addressed by the Audit Committee.

The function of the Committee is oversight and advice. It is not the duty or responsibility of the Committee to conduct compliance audits, although it may initiate compliance investigations as it deems appropriate. Management is responsible for our compliance with laws and regulations. The Committee and each of its members is entitled to rely on the expertise and knowledge of management, our compliance officer and our General Counsel, as well as professionals or experts. Communications between the Committee and our legal counsel, whether internal or outside counsel, are considered to be subject to the attorney-client privilege.

Executive Committee

The Executive Committee acts for the Board of Directors when Board action is required between meetings. Current members of the Executive Committee are Edward S. Civera, Chairman, and William E. Brock. No meetings of the committee were held during 2009.

Audit Committee

We have a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Current members of the Audit Committee are Michael R. McDonnell, Chairman, William E. Brock, Kenneth A. Samet and Dale B. Wolf. All members of the Audit Committee meet the standards of independence for audit committee members established by the Nasdaq Stock Market requirements and the Sarbanes-Oxley Act of 2002. The Board has determined that at least one Audit Committee Member, Mr. McDonnell, is an audit committee financial expert for purposes of SEC requirements. Acting under a charter adopted by the Board of Directors, the Audit Committee annually reviews the qualifications of and appoints our independent registered public accounting firm. The Audit Committee approves the planning and fees for the annual audit of our financial statements, and provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes, published financial statements and system of internal controls. The Committee held nine meetings in 2009. The Audit Committee charter, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

The function of the Committee is oversight. It is not the duty of the Committee to plan or conduct audits, determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles or to assure compliance with laws and regulations. These functions are the responsibility of management and the outside auditor. Each member of the Committee is entitled to rely on information, opinions, reports or statements, including financial statements and other financial data prepared or presented by officers or employees of the Company, legal counsel, independent accountants or other persons with professional or expert competence.

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities as related to the Company’s risk management processes. The Board of Directors and Audit Committee oversee (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the annual independent integrated audit of the Company’s consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (iii) policy standards and guidelines for risk assessment and risk management; (iv) the Company’s compliance with legal and regulatory requirements, including the Company’s disclosure controls and procedures; and (v) the fulfillment of the other responsibilities set out in the Audit Committee charter, as adopted by the Board of Directors. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors. The Board of Directors and Audit Committee focus on the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, management is responsible for the day-to-day risk management processes and reports directly to both the Board of Directors and Audit Committee on a regular basis and more frequently as appropriate. The Board of Directors believes this division of responsibilities is the most effective approach for addressing the risks facing the Company.

Compensation Committee

Members of the Compensation Committee are Dale B. Wolf, Chairman, Steven B. Epstein, Daniel J. Houston, Michael R. McDonnell and Kenneth A. Samet, all of whom are independent for purposes of the Nasdaq Stock Market requirements. The Compensation Committee has the responsibility of evaluating the performance of, and recommending to the Board of Directors salary and incentive compensation for, our executive officers and senior management. The Compensation Committee held four meetings in 2009. The Compensation Committee charter, and any future change or amendment thereto, is available on our Web site at www.chsi.com.

The Board of Directors and Compensation Committee, in consultation with management, have reviewed the design and operation of the Company’s incentive compensation arrangements, including the performance objectives and target levels used in connection with incentive awards, and evaluated the relationship between the Company’s risk management policies and practices and these arrangements. As a result of this review, we believe that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Independent Directors’ Meetings

All directors deemed independent under the Nasdaq Stock Market requirements meet at least twice per year in scheduled semi-annual executive sessions. During 2009, Mr. Civera served as the lead director to preside over the meetings of the independent directors. Non-scheduled sessions of the independent directors may also be held from time to time. Among other things, the independent directors have developed topics and matters for management to address at future Board meetings. Their activities, to the extent they choose to report them, are reflected in reports from the Chairman. The independent directors met in executive session at every regularly scheduled board meeting in 2009.

Shareholder Communications with the Board

Any person who wishes to communicate with the entire Board of Directors, an individual director, a committee of the Board or the independent directors as a group, should mark such communication “confidential” and address it to the specific intended recipient(s) c/o Bruce F. Metge, Corporate Secretary & General Counsel, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850. All correspondence will be reviewed by the Corporate Secretary & General Counsel to determine the nature and subject matter of the communication and the corresponding appropriate recipient (e.g., the appropriate committee, committee chairman or other individual director). Items unrelated to the duties and responsibilities of the Board, such as ordinary service or product complaints or inquiries, job inquiries, business solicitations, mass mailings or other material considered, in the reasonable judgment of the Corporate Secretary & General Counsel, unsuitable or unrelated to the responsibilities of the Board may be excluded. Communications relating to accounting, internal controls or auditing matters will be treated on a confidential basis according to the Audit Committee’s policies and procedures regarding those matters and will be delivered to the Chairman of the Audit Committee. Communications relating to ethical conduct will be treated on a confidential basis according to the Ethics, Governance & Nominating Committee’s or the Audit Committee’s policies and procedures regarding such matters, as appropriate, and delivered to the chairman of the appropriate committee. All communications concerning the Corporate Secretary & General Counsel should be marked “confidential” and addressed to the Chairman of the Ethics, Governance & Nominating Committee or the Chairman of the Audit Committee, as appropriate, c/o David T. Blair, Chief Executive Officer, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

The Board of Directors encourages directors to attend annual meetings of shareholders as a means of promoting communication between shareholders and directors. In furtherance of this policy, we historically have scheduled a meeting of the Board of Directors to immediately follow each annual meeting of shareholders. All of our directors were present at the 2009 annual meeting of shareholders.

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy

Our executive compensation program is designed to facilitate our ability to attract, retain, motivate and reward an executive team to fulfill our strategic and financial plans centered on the goal of increasing shareholder value. Our compensation program is fundamentally grounded in a pay-for-performance philosophy. We consider all elements of compensation that would enable us to compete effectively in the marketplace for outstanding executive talent. Our compensation philosophy is based on the following principles:

•	to attract, retain, and motivate top quality executives in a competitive environment for executive talent,

•	to drive the achievement of our strategic objectives, both short-term and long-term,

•	to provide rewards that reflect our corporate financial, operational and strategic performance, as well as the executive’s individual performance, and

•	to align the interests of our executive team with the interests of our shareholders.

Compensation Program Administration & Development

Role of the Compensation Committee

The Compensation Committee establishes our philosophy for executive compensation, develops the various elements of our compensation programs, establishes the targets under the compensation programs, administers the compensation programs and monitors the success of those programs in achieving the goals of our compensation philosophy.

The Compensation Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Compensation Committee’s responsibilities. The Compensation Committee and the Board of Directors review the charter at least annually to ensure that its scope is consistent with the Board’s objectives for the Compensation Committee’s activities. Under the charter, the Compensation Committee is charged with the responsibility for the oversight and administration of our compensation program, including our cash- and equity-based plans. The Compensation Committee has responsibility for determining the compensation of our Chief Executive Officer based on its evaluation of his performance and, in consultation with the Chief Executive Officer, the compensation of our other executives. The charter authorizes the Compensation Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

Role of Management

Our Chief Executive Officer and our other executives develop recommendations regarding the appropriate mix and level of compensation for their direct reports. Those recommendations are based on our compensation philosophy, the range of compensation programs authorized by the Compensation Committee and the performance of their direct reports. As part of its efforts to engage in best practices, the Compensation Committee meets with the Chief Executive Officer to review and discuss his recommendations concerning the compensation for each of the other executive officers. The Compensation Committee has discussions, at its request, with our Chief Executive Officer in the course of establishing incentive goals and objectives related to his own compensation and to communicate any evaluation; however, he does not participate in the Committee’s decisions or deliberations regarding such matters.

Compensation Consultants & Surveys

In the fulfillment of its responsibilities, the Compensation Committee solicits input and recommendations from the executive team and seeks the guidance and expertise of compensation consultants.

Frederic W. Cook & Co., Inc. (“Cook”), a nationally recognized independent compensation consultant, was retained by the Compensation Committee in 2009 to provide guidance regarding executive compensation decisions and to review the Company’s executive compensation program. Cook issued a survey in October 2009 that included an executive compensation review for our executive officers, a share usage and dilution analysis (measuring the amount of stock we use for equity awards compared to current and three-year historical figures) and a fair value transfer analysis (measuring the aggregate value of long-term incentives we grant as a percentage of market capitalization). Cook’s executive compensation review provided research on our peers’ executive compensation program design features that included annual bonus plan metrics, long-term incentive plan metrics and executive stock ownership guideline practices. All analyses were based on publicly available information. The Compensation Committee based its compensation program decisions on various Company-specific factors, as well as the findings and recommendations in the Cook survey.

In 2009, our historical peer group was updated to maintain its competitive relevance. The Company is included in several market indexes, such as the Russell 2000 and S&P SmallCap 600, which include a broader set of health care service companies of comparable operating scale to evaluate as peers. These companies serve clients with similar market characteristics (e.g., managed care plans, self-insured employers and state governments), and are subject to similar levels of competition and service level requirements. Our 2009 peer group was updated to incorporate three additional companies, Centene, HealthSpring and Psychiatric Solutions, that are considered size- and business-appropriate peers of ours, and remove three companies, Gentiva Health Services, inVentiv Health, and Parexel International. The following companies comprise the industry-specific peer group for the 2009 update:

Amedisys	Healthways	Owens & Minor
Amerigroup	Lincare Holdings	PSS World Medical
Centene	Magellan Health Services	Psychiatric Solutions
HealthSpring	Molina Healthcare

Cook also provided executive compensation data for the following two companies: Express Scripts and Medco Health Solutions. Express Scripts and Medco Health Solutions, direct competitors of ours, have significantly greater revenues, scale of operations and number of employees, which would not otherwise identify them as peers for the purposes of compensation benchmarks. Accordingly, we only used the compensation program information for these companies to provide additional industry perspective about the type and mix of compensation elements.

The survey, drawn from publicly available information, covered only those executives for whom compensation information is publicly disclosed. As a result, the information generally related to the five most highly compensated executive officers at each company, which correlates to our Chief Executive Officer, Chief Financial Officer, Executive Vice President, Chief Operating Officer and General Counsel & Secretary. In the Cook survey, the compensation of our executive officers was measured against that of other similarly situated individuals at the peer companies and included cash compensation elements (e.g., base salary and actual and target bonus) and long-term incentive elements (e.g., stock options, restricted stock and performance shares, and special non-recurring awards such as promotion, retention and new hire grants).

Company-Specific Performance Considerations

The Compensation Committee’s design of incentive compensation for our executives seeks to balance the achievement of current financial results with investments necessary to sustain and facilitate our long-term growth and profitability. As a reflection of that balance, earnings and related financial measures, client retention and prescription volume growth are the three factors that comprise a significant portion of our incentive performance compensation program.

The largest single component of our executive incentive compensation program is indexed to our achievement of annual earnings growth objectives, which are established in conjunction with the development of our annual budget and corporate goals and objectives. Additional measures derived from the budget that the Compensation Committee may use to determine executive compensation include objectives for annual cash flow from operations, working capital management and return on invested capital. Additional quantitative measures are included to address the longer-term objectives and these consist principally of retention and growth metrics.

Client retention is a critical measure of our performance, and accordingly, is a heavily weighted component of our incentive program. The renewal of long-term client relationships reflects our success in delivering high-quality, cost-efficient pharmacy programs to our clients. The continuity of client relationships enhances our reputation, provides a source of references for new business, sustains our profitability and provides visibility to our longer-term business performance.

Growth in revenues and prescription volume are other heavily weighted components of our incentive compensation program. Our success in adding new clients is a critical measure of our competitive success. Growth may be accompanied by short-term delays in profitability as new business may require significant capital and operating investments in order to absorb significant volume increases. Growth in prescription volume is a key variable because it reflects the development of business volumes, which should grow in profitability as client relationships mature. As a consequence, year over year prescription volume growth is also weighted significantly in our incentive program.

The incentive compensation program also includes, to a lesser extent, key strategic and operational goals, such as acquisitions, which is another quantifiable component of our executive incentive program. The measures used to evaluate the success of an acquisition require the passage of sufficient time to be fully determinable. The successful integration of acquisitions requires several quarters to evaluate. The longer term measures of such metrics as growth contributions and return on invested capital continue over a several-year period, but become subsumed over time in the larger corporate performance metrics. Accordingly, incentive compensation measures related directly to acquisitions focus on execution and integration, which are generally measured over a six- to twelve-month post-closing period.

Examples of other objectives include strategic initiatives related to information technology integration and risk management, changes to contracting platforms for pharmaceutical manufacturer rebates and corporate development. These objectives are generally measured over a one-year period and receive less weight in the overall program than the more significant measures described above.

Our pay philosophy with respect to total direct compensation is to maintain targets based on performance objectives, which, if achieved, would produce compensation at or near our peer group median. Historically, we have measured executive compensation against peer group median and first quartile. The results of Cook’s survey were as follows:

•	Overall, the base salaries of our executive officers were 79% and 71% of the peer 25th percentile and median, respectively.

•	In the aggregate, our executive officers’ overall cash compensation was 78% and 68% of the peer 25th percentile and median, respectively.

•	Our executive officers’ overall target total direct compensation equaled 91% of the peer 25th percentile and 71% of the median in aggregate.

Tax & Accounting Considerations

We evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption, on an annual basis and as tax rules and regulations change to ensure that we understand the financial impact of each program. These evaluations include a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment, or to avoid adverse consequences.

In particular, in light of the financial accounting requirement of FAS 123(R) (now ASC Topic 718, Stock Compensation), we determined in 2005 that our stock-based compensation awards would focus on grants of restricted stock, and that we would cease granting stock options. In order to preserve flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible for purposes of Internal Revenue Code Section 162(m), which limits the deductibility of certain compensation paid to our executive officers. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax efficient manner.

Elements of Our Executive Compensation

Our executive compensation program consists of the following elements:

•	base salary,
•	non-equity, performance-based incentive,

•	long-term equity incentive,
•	health and related benefits, and
•	perquisites and other compensation.

The allocation of compensation among these elements is designed to provide an appropriate mix of short-term and long-term compensation, and cash and equity compensation.

We operate so that a greater portion of an employee’s potential compensation is determined based on an evaluation of their performance and the achievement of specific corporate and individual objectives as the employee moves to higher levels of responsibility with greater ability to influence the results of our business. For our named executive officers, we administer our compensation programs so that a significant portion of their total direct compensation consists of annual cash incentives and equity incentives, which are awarded based on an evaluation of their performance.

We seek to compensate our executives in a manner competitive with the marketplace. In this regard, we initially look to the median levels of compensation provided to executives across all elements of compensation in the peer group analyses. We also consider the following factors to make appropriate adjustments in compensation:

•	specific needs and characteristics of the executive’s positions,
•	the executive’s industry and organizational experience,
•	the executive’s specific responsibilities,
•	level of prior cash incentive awards,
•	realized value of prior equity-based awards,
•	current unrealized value of prior equity awards, and
•	compensation mix and compensation elements.

Base Salary

Base salary is intended to provide our executive officers with a fair and competitive level of assured cash compensation that reflects their job function, skills, leadership, organization level, experience and contribution to the Company. On an annual basis, base salaries are subject to increase based on an updated assessment of these factors, and the executive’s specific performance during the past year.

Cash Incentives

Our compensation program includes annual cash incentive awards. These cash awards are intended to reflect executive performance in alignment with the achievement of our short-term and long-term financial and strategic goals. As part of our annual planning process we establish quantitative and qualitative performance measures for the Company as a whole and for department or functional areas, and individual objectives for each executive. Ultimately, the determinations of any cash awards are made following a review by the Board relating to executive performance, as well as our financial performance. Depending on the specific responsibilities of the executive, the performance review will include one or more of the following: net income, total revenue, earnings per share, gross margin, number of prescriptions processed, client retention rates, number of new members from new client wins, new client implementation success metrics, acquisition integration milestones, consummation of an acquisition(s), specific cost reduction strategies or benchmarks, specific strategic initiatives, or any combination of these factors.

Our overall cash incentive structure for the Company in 2009 consisted of the following four tiers. The potential cash incentive range for our executive officers, as set forth in their employment agreements, falls under this structure and is consistent with the following ranges:

•	Tier 1—Chief Executive Officer; cash incentive award ranging up to 200% of base salary;

•	Tier 2—Executive Officers and Senior Vice Presidents and equivalents; cash incentive award ranging up to 150% of base salary;

•	Tier 3—Vice Presidents and equivalents; cash incentive award ranging up to 45% of base salary; and

•	Tier 4—All other employees who are cash incentive eligible.

Long-Term Equity Incentive

Our equity incentive compensation program consists of equity-based awards to executive officers, senior management and other employees pursuant to our 1999 Stock Option Plan, 2000 Stock Option Plan, 2003 Equity Incentive Plan or 2006 Stock Incentive Plan. We use our equity-based compensation program as an incentive to reward outstanding performance and focus our management team on the task of creating long-term shareholder value. By increasing their equity holdings, we provide our executive officers with a continuing stake in our long-term success. The nature and size of the awards under our equity-based program are determined based on achievement of the same specific goals and objectives as are applicable to cash compensation as stated above, resulting in (i) total direct compensation approximating the median for the peer group, and (ii) a balance of multi-year vesting of long-term equity compensation, which is intended to total approximately one-half of total direct compensation.

The Board determined that awards of restricted stock would be our primary form of equity-based compensation while reserving the ability to award stock options to employees in special situations. During the year ended December 31, 2009, no stock options were granted to our named executive officers or employees.

Our Compensation Committee grants equity-based awards during January or February of each year based on the evaluation of executive officer, employee and Company performance during the prior year. However, awards also may be made at other times during the year based on specific circumstances, including the hiring of a new employee, a specific contractual commitment or a change in position or responsibility. The Compensation Committee, with Board ratification, is responsible for awards made to the Chief Executive Officer and the other executive officers. The Compensation Committee considers the recommendations of our Chief Executive Officer and other executive officers with respect to awards contemplated for their direct reports. The Board has granted our Chief Executive Officer the authority to grant restricted stock awards to non-executive employees and consultants pursuant to the 2003 Equity Incentive Plan and the 2006 Stock Incentive Plan consistent with our overall philosophy of rewarding strong performance with equity ownership in the Company. Pursuant to this authorization, no single award may exceed 5,000 underlying shares of our common stock, and the aggregate awards may not exceed the total number of shares established by the Board or the Compensation Committee of the Board.

Timing of Equity Grants. The release of material, non-public information reflects long-established timetables for the disclosure of such information, such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure. The determination of when to grant stock options or restricted stock is made independent of any decision regarding the release of material, non-public information. Our decision to focus our grant of equity compensation as awards of restricted stock with length of service vesting periods essentially removes any ability to affect tax or exercise costs to a recipient by the timing of grants.

2010 Activities

The Compensation Committee conducted several discussions and meetings in the first quarter of 2010 to address overall Company compensation practices as well as executive compensation in the context of the Company’s financial, strategic and operational achievements in 2009. The Committee held several meetings to discuss the compensation consultants’ report and peer review studies, held several private sessions to discuss the compensation strategies in general, and specifically, the Chief Executive Officer’s compensation, and held sessions with the Chief Executive Officer to discuss his compensation and the compensation of the executive team. The Board as a whole then reviewed and approved the compensation of the executive team as well as each executive, the Company’s entire compensation strategy, and the distribution of the cash bonus pool. In determining variable compensation amounts for the executive team with respect to the 2009 performance year, the Board considered and weighed performance factors relating to each executive officer’s overall performance and contributions to the company during 2009, as well as the Company’s financial performance, and approved variable compensation payments following a review and subjective assessment of such factors. As a part of its efforts to engage in best practices, the Board also had a full discussion with the Chief Executive Officer on compensation strategies for the entire company.

Chief Executive Officer Compensation

The Compensation Committee conducted a performance review in February 2009 that considered the Company’s financial, strategic and operational achievements in 2008. In its review, the Compensation Committee noted that Mr. Blair had taken on increased responsibilities for continued growth and completed two acquisitions. Compared to 2007, the Company’s net income in 2008 grew by 28%, revenues increased by 37% and the Company realized a client retention rate in excess of 97%. Based on Mr. Blair’s performance in 2008 relative to his goals, he was awarded a $400,000 cash bonus and grant of 45,000 shares. To reflect a conservative approach in the current economic climate, Mr. Blair proposed that the base salaries of the senior executives be maintained at 2008 levels. This approach was approved by the Compensation Committee and unanimously adopted by the Board. Consistent with this approach, Mr. Blair’s base salary for 2009 remained at $495,000.

In its review of Mr. Blair for his 2009 performance, the Compensation Committee noted that Mr. Blair had taken on increased responsibilities for continued growth and completed the successful integration of two prior acquisitions, as well as completing an acquisition in 2009. Compared to 2008, the Company’s net income in 2009 grew by 29%, revenues increased by 14% to $2.9 billion and the Company realized a client retention rate in excess of 97%. In addition, the Company was recognized in the 100 Fastest Growing Companies by Fortune Magazine for the second consecutive year. The compensation consultant’s report indicated that Mr. Blair’s salary, bonus and stock compensation was significantly below the 50th percentile of his peer group. The Committee determined that Mr. Blair’s compensation should be adjusted to address the peer group, and to take into account the fact that the Committee had maintained his 2009 salary at 2008 levels to reflect the economic climate at that time. Based on the Company performance and Mr. Blair’s outstanding performance in driving the achievements of the Company, with respect to the 2009 performance year, following consideration and weighing of the foregoing factors by the Committee, he was awarded a $775,000 cash bonus, a grant of 60,000 shares, and his salary was adjusted to $795,000 for 2010.

Compensation for the Other Named Executive Officers

On August 3, 2009, the Company entered into an employment agreement with Richard A. Bates who joined the Company as Executive Vice President. Mr. Bates’ employment agreement provides for a 4-year term commencing on the first day of his employment, effective August 3, 2009. Mr. Bates’ employment agreement provides for a base salary of $380,000. It also provides for target ranges for annual cash and stock incentive awards, with Mr. Bates’ annual cash incentive award target ranging from 0% to 150% of his base salary, with a 75% of base salary target, and his potential annual restricted stock incentive award ranging from 0 to 40,000 shares, with a target of 20,000 shares. In addition, pursuant to his employment agreement, Mr. Bates received a restricted stock grant covering 60,000 shares of our common stock. The grant was subject to the terms of a restricted stock agreement and our equity plan, including a four year vesting schedule. Mr. Bates’ accomplishments in his first year were important contributors to the success of the company in 2009. He was instrumental in key customer successes and in the recruitment of professionals aligning the company for future growth.

Mr. Grujich’s 2008 compensation consisted of a base salary of $345,000 and provided for target ranges for annual cash and stock incentive awards, with Mr. Grujich’s annual cash incentive award target ranging from 0% to 150%, with a 75% of base salary target, and his potential annual restricted stock incentive award ranging from 15,000 to 25,000 shares, with a target of 20,000. In 2009, Mr. Grujich’s strengths continued to revolve around his work ethic, leadership skills and extensive knowledge of the PBM industry. His review took into account these strengths as well as the accomplishments of his service teams. Mr. Grujich also contributed to the achievement by the Company of its overall client retention objective of 95% in 2009.

Mr. Tran’s 2008 compensation consisted of a base salary of $295,000 and provided for target ranges for annual cash and stock incentive awards, with Mr. Tran’s annual cash incentive award target ranging from 0% to 100% of his base salary, with a 50% of base salary target, and his potential annual restricted stock incentive award ranging from 10,000 to 20,000 shares, with a target of 15,000 shares. In 2009, the goal of the Committee was to bring Mr. Tran closer to the midrange of CFOs in the peer group, recognize the accomplishments of Mr. Tran and his direct reports and put Mr. Tran’s annual targeted compensation package at the 50th percentile of our peer group. In 2009, Mr. Tran continued to provide leadership over the Company’s accounting and finance groups and contributed to improved financial information reporting.

Mr. Metge’s 2008 compensation consisted of a base salary of $310,000 and provided for target ranges for annual cash and stock incentive awards, with Mr. Metge’s annual cash incentive award target ranging from 0% to 60% of his base salary, with a target of 30% of his base salary, and his potential annual restricted stock incentive award ranging from 0 to 10,000 shares, with a target of 5,000 shares. In 2009, Mr. Metge’s leadership of the legal department, ability to mitigate business risk and responsiveness to matters in the legal domain led the Compensation Committee’s decision to accept the recommendations for Mr. Metge.

In determining the compensation of the above executive officers for 2009, the Committee met privately and with the Board as a whole, met with Mr. Blair, and had extended discussions with him to review and consider the performance appraisals and base salary and bonus recommendations presented by Mr. Blair for Messrs. Bates, Grujich, Tran and Metge. After significant study and consideration of the Company’s overall performance and the individual contributions of each executive with respect to the success of the Company (including the factors described above), the Compensation Committee and the Board accepted the recommendations and base salaries for Messrs. Bates, Grujich, Tran and Metge were increased to $450,000, $355,000, $310,000 and $325,500, respectively. The Compensation Committee and the Board of Directors awarded Messrs. Bates, Grujich, Tran and Metge cash incentives of $427,500, $130,000, $115,000, and $93,000, respectively. In addition, with respect to the 2009 performance year, in February 2010, Messrs. Bates, Grujich, Tran and Metge were awarded grants of 15,000, 10,000, 10,000 and 7,500 restricted shares, respectively. Salary increases for 2010 and bonuses and restricted stock awards for 2009 performance were determined largely with reference to the factors mentioned above and the same quantifiable goals and objectives related to earnings, prescription claims volume growth and client retention that are shared by all bonus eligible employees, including our Chief Executive Officer.

Health & Other Benefits

We provide our employees with coverage under medical, dental, life and disability insurance plans on terms consistent with industry practice. In addition, our employees are provided access to an employee assistance program and a flexible spending plan to pay their share of health care costs, dependent care and other such costs on a pre-tax basis. We also offer our employees the opportunity to participate in our tax qualified 401(k) retirement and savings plan and we make certain employer matching contributions under that plan.

Perquisites & Other Compensation

We offer our executive officers additional compensation to further their ability to promote our business interests in our markets and to reflect competitive practices for similarly situated officers employed by our peers. Such compensation includes term life insurance, long-term disability insurance and 401(k) retirement and savings plan match. For additional information, see “2009 Perquisites & Other Compensation” in the Executive Compensation section of this proxy statement.

Employment & Change in Control Arrangements

Messrs. Blair and Grujich’s current employment agreements, effective February 28, 2008, provide for a base salary; perquisites; a target range for cash incentive awards; an immediate grant of shares of our restricted common stock on the effective date; a target range within which the executive officer is eligible to earn annually shares of our restricted common stock awarded pursuant to our equity-based compensation plans and subject to the terms and conditions of a restricted stock award agreement; participation in our employee benefit plans; and reimbursement of reasonable expenses incurred in advancing our business. In determining to enter into these new employment agreements, and to make the related restricted stock awards, the Compensation Committee considered the length of service of each executive officer with the Company, whether our performance has warranted increased compensation levels consistent with the median of our peer group and the interest of shareholders that our executive officers have long-term equity incentives aligned with the performance of our stock.

Messrs. Bates’, Tran’s and Metge’s employment agreements provide for, among other things, participation in employee benefit plans and reimbursement of reasonable expenses incurred in advancing our business. Benefits provided include reasonable paid vacation each year and term life insurance equal to at least three times the base salary.

Our executive officers have made Catalyst Health Solutions into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control, as well as to align their interests with that of our shareholders. An important consideration in our ability to attract and retain key employees is minimizing the impact on our management team of the possible disruption associated with strategic opportunities. Messrs. Blair’s, Bates’, Grujich’s, Tran’s and Metge’s agreements contain provisions involving termination of their employment – such as in the event of death or disability, voluntary resignation, or termination by us without cause or for good reason – as well as provisions relating to a change of control. For further information concerning potential payments upon termination of employment, including in connection with a change in control, please see “2009 Potential Post-Termination & Change in Control Benefits” in the Executive Compensation section of this proxy statement.

Messrs. Blair’s and Tran’s agreements contain a provision concerning Section 304 of the Sarbanes-Oxley Act of 2002 involving the restatement of our financial information due to misconduct. The agreements require that if we are required to prepare an accounting restatement due to material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Messrs. Blair, and Tran, as applicable, will reimburse us for any bonus or other incentive-based or equity-based compensation received by them from us during the twelve-month period following the first public issuance or filing with the SEC, whichever occurs first, of the non-compliant financial document. In addition, Mr. Blair and Mr. Tran, as applicable, must reimburse us for any profits they realized from the sale of our securities during that twelve-month period.

All of our executive officers held outstanding, unvested restricted shares of our common stock under the 2003 Equity Incentive Plan and/or the 2006 Stock Incentive Plan at December 31, 2009. For further information concerning employment termination and change in control arrangements, see “2009 Potential Post-Termination & Change in Control Benefits” in the Executive Compensation section of this proxy statement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based on that review and those discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion & Analysis be included in the Company’s annual report on Form 10-K and this proxy statement.

COMPENSATION COMMITTEE

DALE B. WOLF, CHAIRMAN

STEVEN B. EPSTEIN

DANIEL J. HOUSTON

MICHAEL R. MCDONNELL

KENNETH A. SAMET

2009 Summary Compensation Table

The following table sets forth, in summary form, compensation information for the years ended December 31, 2009, 2008 and 2007 for our Chief Executive Officer, our Chief Financial Officer and our other named executive officers.

Name & Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
David T. Blair	2009	$489,288	$963,450	$775,000	$15,834	$2,243,572
Chief Executive Officer	2008	483,333	2,227,200	400,000	15,834	3,126,367
	2007	413,750	992,800	425,000	40,018	1,871,568

Richard A. Bates(4)	2009	153,462	1,693,800	427,500	3,069	2,277,831
Executive Vice President	2008	—	—	—	—	—
	2007	—	—	—	—	—

Nick J. Grujich	2009	341,019	749,350	130,000	20,906	1,241,275
Executive Vice President & Chief Operating Officer	2008	337,500	835,200	220,000	24,906	1,417,606
	2007	293,750	496,400	220,000	37,206	1,047,356

Hai V. Tran(5)	2009	291,596	—	115,000	7,273	413,869
Chief Financial Officer & Treasurer	2008	181,161	765,000	15,000	7,273	968,434
	2007	—	—	—	—	—

Bruce F. Metge(6)	2009	306,423	—	93,000	10,495	409,918
General Counsel & Corporate Secretary	2008	150,430	332,100	25,200	8,995	516,725
	2007	—	—	—	—	—

(1)	Represents the aggregate grant date fair value of stock awards in the fiscal year, computed in accordance with FASB ASC Topic 718, Stock Compensation. For additional information, refer to the discussion under “Stockholders’ Equity” in note 10 to the consolidated financial statements filed in our annual report on Form 10-K for the year ended December 31, 2009. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Stock compensation for 2008 and 2009 has been recalculated to conform to the 2009 presentation of grant date fair value.
(2)	Reflects cash bonuses paid based on the Compensation Committee’s evaluation of the executive’s performance for the relevant year.
(3)	Refer to the “2009 Perquisites and Other Compensation” table, which follows these footnotes, for an explanation of these amounts.

(4)	On August 3, 2009, Mr. Bates joined us as our Executive Vice President. Accordingly, Mr. Bates’ 2009 compensation reflects only the period from that date through December 31, 2009
(5)	On July 1, 2008, Mr. Tran joined us as our Chief Financial Officer. Accordingly, Mr. Tran’s 2008 compensation reflects only the period from that date through December 31, 2008
(6)	On July 7, 2008, Mr. Metge joined us as our General Counsel & Corporate Secretary. Accordingly, Mr. Metge’s 2008 compensation reflects only the period from that date through December 31, 2008.

2009 Perquisites & Other Compensation

The following table summarizes the perquisites and all other compensation paid to our named executive officers for the years ended December 31, 2009, 2008 and 2007.

Name	Year	Car Allowance/ Car Benefit ($)	Holiday Bonus ($)	Insurance Premiums ($)(1)		Company Contributions to 401(k) Plan ($)
David T. Blair	2009	—	—	$12,334	(2)	$3,500
	2008	—	—	12,334	(2)	3,500
	2007	$24,000	—	12,518	(2)	3,500

Richard A. Bates	2009	—	—	—		3,069
	2008	—	—	—		—
	2007	—	—	—		—

Nick J. Grujich	2009	—	—	17,406	(3)	3,500
	2008	4,000	—	17,406	(3)	3,500
	2007	16,000	$300	17,406	(3)	3,500

Hai V. Tran	2009	—	—	7,273	(4)	—
	2008	—	—	7,273	(4)	—
	2007	—	—	—		—

Bruce F. Metge	2009	—	—	6,995	(5)	3,500
	2008	—	—	6,995	(5)	2,000
	2007	—	—	—		—

(1)	Pursuant to their employment agreements, we offer Messrs. Blair, Bates, Grujich, Tran and Metge term life insurance and long-term disability insurance beyond that offered to our other employees.
(2)	Consists of premiums for term life insurance of $6,240, $6,240 and $6,424, in 2009, 2008 and 2007, respectively, and long-term disability insurance of $6,094 each year.
(3)	Consists of yearly premiums for term life insurance of $9,780 and long-term disability insurance of $7,626 each year.
(4)	Consists of premiums for term life insurance of $2,438 and long-term disability insurance of $4,835 each year.
(5)	Consists of premiums for term life insurance of $6,695 each year.

Employment Agreements

We currently have executed employment agreements with Messrs. Blair, Bates, Grujich, Tran and Metge.

Effective February 28, 2008, Messrs. Blair and Grujich executed new employment agreements with four- and three-year terms, respectively, replacing their employment agreements of July 1, 2005. These new agreements are substantially similar and provide for a base salary, as identified under our Compensation Discussion & Analysis, participation in our employee benefit plans, perquisites, reimbursement of reasonable expenses incurred in advancing our business, an immediate grant of shares of our restricted common stock on the effective date and a target range within which the executive officer is eligible to earn shares annually of our restricted common stock awarded pursuant to our equity-based compensation plans and subject to the terms and conditions of a restricted stock award agreement.

Effective August 3, 2009, the Company entered into an employment agreement with Richard A. Bates which provides for a four-year term, a base salary, as identified under our Compensation Discussion & Analysis, participation in our employee benefit plans, perquisites, reimbursement of reasonable expenses incurred in advancing our business, an immediate grant of shares of our restricted common stock on the effective date and a target range within which the executive officer is eligible to earn shares annually of our restricted common stock awarded pursuant to our equity-based compensation plans and subject to the terms and conditions of a restricted stock award agreement.

Messrs. Tran’s and Metge’s agreements each have three-year terms and provide for a base salary, as identified under our Compensation Discussion & Analysis, participation in our employee benefit plans, perquisites, reimbursement of reasonable expenses incurred in advancing our business, a grant of shares of our restricted common stock and a target range within which the executive officer is eligible to earn a bonus.

All employment agreements provide our executives with certain payments and benefits upon termination of service, including a termination after a change in control. See “2009 Potential Post-Termination & Change in Control Benefits” section below. Messrs. Blair’s and Tran’s agreements contain a provision requiring certain reimbursements by them in the event we are required to prepare an accounting restatement due to material non-compliance or as a result of misconduct with respect to our financial reporting obligations under the federal securities laws.

2009 Grants of Plan-Based Awards

The following table provides information on grants of plan-based awards to our named executive officers during the year ended December 31, 2009. All awards were granted pursuant to the 2006 Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
David T. Blair		—	$495,000	$990,000	—		—
	2/26/09	—	—	—	45,000	(3)	$963,450
Richard A. Bates		—	285,000	570,000	—		—
	9/10/09	—	—	—	60,000	(4)	1,693,800
Nick Grujich		—	258,750	517,500	—		—
	2/26/09	—	—	—	35,000	(5)	749,350
Hai V. Tran		—	147,500	295,000	—		—
Bruce F. Metge		—	93,000	186,000	—		—

(1)	Amounts represent the threshold, target and maximum payouts under the annual bonus plan for 2009 and their respective employment agreements for Messrs. Blair, Bates, Grujich, Tran and Metge.
(2)	Based on the aggregate grant date fair value of the restricted stock award as determined under FASB ASC Topic 718. Refer also to the discussion under “Stockholders’ Equity” in note 10 to the consolidated financial statements filed in our annual report on Form 10-K for the year ended December 31, 2009. No stock option awards were granted to our named executive officers during 2009. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(3)	On February 26, 2009 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 45,000 shares of restricted stock. The shares vest in four equal, annual installments, with the first installment vesting on February 26, 2010.
(4)	On September 10, 2009 pursuant to the 2006 Stock Incentive Plan, Mr. Bates was awarded a total of 60,000 shares of restricted stock. The shares were awarded pursuant to his employment agreement and dated September 10, 2009 and vest in four equal, annual installments, with the first installment vesting on September 10, 2010.
(5)	On February 26, 2009 pursuant to the 2006 Stock Incentive Plan, Mr. Grujich was awarded a total of 35,000 shares of restricted stock. The shares were awarded pursuant to his employment agreement and dated February 26, 2009 and vest in four equal, annual installments, with the first installment vesting on February 26, 2010.

2009 Outstanding Equity Awards

The following table provides information on all outstanding equity awards, consisting of stock options and restricted stock, held by our named executive officers as of December 31, 2009.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
David T. Blair	529,500	(3)	$6.62	06/10/12	—		—
	—		—	—	20,000	(4)	$729,400
	—		—	—	20,000	(5)	729,400
	—		—	—	30,000	(6)	1,094,100
	—		—	—	30,000	(6)	1,094,100
	—		—	—	45,000	(7)	1,641,150
Richard A. Bates	—		—	—	60,000	(8)	2,188,200
Nick J. Grujich	65,000		15.96	02/1/15	—		—
	—		—	—	3,750	(9)	136,763
	—		—	—	4,000	(10)	145,880
	—		—	—	10,000	(11)	364,700
	—		—	—	22,500	(12)	820,575
	—		—	—	35,000	(13)	1,276,450
Hai V. Tran	—		—	—	18,750	(14)	683,813
Bruce F. Metge	—		—	—	7,500	(15)	273,525

(1)	All outstanding stock options vested and became exercisable as of December 31, 2005.
(2)	Based upon the closing price of our common stock of $36.47 as traded on The Nasdaq Global Select Market on December 31, 2009.
(3)	Mr. Blair has adopted a plan consistent with the Company’s trading policies and Rule 10b5-1 of the Securities and Exchange Act of 1934, as amended, that allows for the exercise of 630,000 options (all with an expiration date of June 2012) and the sale of the underlying shares on a ratable basis throughout the 2.9 year period from August 2009 until the June 2012 expiration date.
(4)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Blair was awarded a total of 50,000 shares of restricted stock that are scheduled to vest in five equal, annual installments, with the first installment vesting on February 23, 2007.
(5)	On August 9, 2007 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 40,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 26, 2008.

(6)	On February 28, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 80,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 28, 2009, of which 40,000 shares were awarded pursuant to his employment agreement dated February 28, 2008, and 40,000 shares were awarded based on his 2007 performance.
(7)	On February 26, 2009 pursuant to the 2006 Stock Incentive Plan, Mr. Blair was awarded a total of 45,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 26, 2010.
(8)	On September 10, 2009 pursuant to the 2006 Equity Incentive Plan, Mr. Bates was awarded a total of 60,000 shares of restricted stock that are scheduled to vest in four equal, annual installments with, the first installment vesting on September 10, 2010.
(9)	On February 23, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Grujich was awarded a total of 15,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 23, 2007.
(10)	On November 8, 2006 pursuant to the 2003 Equity Incentive Plan, Mr. Grujich was awarded a total of 10,000 shares of restricted stock that are scheduled to vest in five equal annual installments, with the first installment vesting on November 8, 2007.
(11)	On August 9, 2007 pursuant to the 2006 Stock Incentive Plan, Mr. Grujich was awarded a total of 20,000 shares of restricted stock that are scheduled to vest in four equal, annual installments, with the first installment vesting on February 26, 2008.
(12)	On February 28, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Grujich was awarded a total of 30,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on February 28, 2009.
(13)	On February 26, 2009 pursuant to the 2006 Equity Incentive Plan, Mr. Grujich was awarded a total of 35,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting February 26, 2010.
(14)	On June 3, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Tran was awarded a total of 25,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on June 3, 2009.
(15)	On September 10, 2008 pursuant to the 2006 Stock Incentive Plan, Mr. Metge was awarded a total of 10,000 shares of restricted stock that are scheduled to vest in four equal annual installments, with the first installment vesting on September 10, 2009.

2009 Option Exercises & Stock Vested

The following table represents all stock option exercises and vesting of restricted stock during the year ended December 31, 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David T. Blair	174,000	$3,691,953	40,000	$828,500
Richard A. Bates	—	—	—	—
Nick J. Grujich	—	—	18,250	402,990
Hai V. Tran	—	—	6,250	139,813
Bruce F. Metge	—	—	2,500	70,575

(1)	Represents the fair market value in excess of the exercise price on the date of exercise for all options exercised in 2009.
(2)	Represents the value of vested restricted stock awards based on the closing price of our common stock as traded on The Nasdaq Global Select Market on the date of vesting.

2009 Potential Post-Termination & Change in Control Benefits

As described in our Compensation Discussion & Analysis, we maintain certain arrangements with our named executive officers that provide for termination benefits. The information below describes and quantifies compensation that would have become payable under our existing plans and arrangements if a named executive’s employment had terminated on December 31, 2009, given the named executive’s compensation level and, as applicable, based on the closing price of our common stock as traded on The Nasdaq Global Select Market on that date. These benefits are in addition to benefits generally made available to our salaried employees, such as accrued vacation and distributions from our tax-qualified plans.

We currently have employment agreements with Messrs. Blair, Bates, Grujich, Tran and Metge, as described below.

Messrs. Blair’s and Grujich’s Employment Agreements Effective February 28, 2008, Mr. Bates’ Employment Agreement Effective August 3, 2009, and Messrs. Tran and Metge’s Employment Agreements Effective March 26, 2008 and May 30, 2008, respectively. Pursuant to these agreements, if an executive officer’s employment is terminated due to death or permanent disability, by us without cause or by the executive officer with good reason, upon the satisfaction by the executive officer of the conditions stipulated in the employment agreement, including the execution, waiver and release of claims, the executive officer is entitled to two times his base salary payable in the form of a salary continuation over the twelve-month period following his termination date; health care benefits at our expense for a period of twelve months following his termination date; and immediate vesting on the date of termination of all equity awards held by the executive officer that relate to our common stock that would have vested in the twelve-month period following his termination date. Good reason means that we assigned duties that were inconsistent in any material respect with the executive officer’s position (including status, offices, titles and reporting relationships), and we failed to honor all of the terms of his employment agreement, excluding for such purpose, any isolated, insubstantial and inadvertent action by us not taken in bad faith and which we remedied promptly after receiving the executive officer’s written notice.

If an executive officer’s employment is terminated by us for cause or by the executive officer without good reason, he is entitled to his base salary through the date of termination, reimbursement for any unreimbursed business expenses properly incurred by him in accordance with our policy prior to his termination date, and employee benefits, if any, to which he may be entitled under the terms of our employee benefit plans.

In the event of a change in control of the Company, as defined in the employment agreement, and subject to the executive officer’s continued employment with us on the date of a change in control, all equity awards held by the executive officer that relate to our common stock that are unvested as of the date of the change in control will vest immediately prior to the date of the change in control. In addition, if the executive officer’s employment is terminated within twelve months after a change in control by us without cause or by the executive officer for good reason, then the executive officer is entitled to lump-sum payments equal to two times his base salary and two times his target bonus, as defined in the employment agreement, without regard to any reduction in base salary after the change in control; and health care benefits at our expense for a period of twelve months following his termination date. In addition, all equity awards granted to the executive after the date of a change in control that would have vested in the twelve-month period following his termination date will vest immediately prior to his termination date. However, the amount of benefits payable to the executive or accelerated for his benefit as a result of the change in control will be reduced so that those payments will not be subject to the excise tax imposed by Section 4999 of the Code.

Restricted Stock Award & Stock Option Agreements

Restricted Stock Awards. As of December 31, 2009, all of our named executive officers held restricted shares of common stock awarded pursuant to our 2003 Equity Incentive Plan and/or our 2006 Stock Incentive Plan, which we call in this section the “2003 Plan” and the “2006 Plan”, respectively.

According to Messrs. Blair’s and Grujich’s award agreements prior to their execution of an employment agreement effective February 28, 2008, in the event of an executive officer’s death or disability, the unvested portion of his restricted stock award will vest immediately. If the executive officer’s employment is terminated for any reason other than death or disability, all unvested shares subject to the stock award are forfeited as of the date of his termination and any rights he has to the stock award become null and void. In the event of a change in control, as defined in the Plan, all outstanding restricted shares become vested immediately as of the effective date of such change in control.

With regard to awards made pursuant to the 2006 Plan to Messrs. Bates, Tran and Metge, and to Messrs. Blair and Grujich prior to their execution of an employment agreement effective February 28, 2008, in the event an executive officer’s employment is terminated for any reason, the unvested or unearned portion of his restricted stock award is forfeited immediately upon such termination and he will have no further rights with respect to that portion. The Compensation Committee has sole discretion to determine the effect, if any, on an award, including, but not limited to, its vesting, earning and/or exercisability, in the event of a change in control of the Company. Without limiting the effect of the foregoing, in the event of a change in control, the Compensation Committee’s discretion includes, but is not limited to, the discretion to determine that an award will vest, be earned or become exercisable in whole or in part, be assumed or substituted for another award, be cancelled without the payment of consideration, be cancelled in exchange for a cash payment or other consideration, and/or that other actions (or no action) be taken with respect to the award.

Pursuant to Messrs. Blair’s, Bates’, Grujich’s, Tran’s and Metge’s employment agreements, in the event an executive officer’s employment is terminated by us without cause or by the executive officer for good reason, including death or permanent disability, all equity awards held by Messrs. Blair and Grujich that relate to our common stock that would have vested in the twelve-month period following their termination date had they remained employed by us during such twelve-month period will immediately vest on the date of termination. In the event of a change in control of the Company, as defined in the employment agreement, and subject to the executive officer’s continued employment with us on the date of a change in control, all equity awards held by him that relate to our common stock will fully vest immediately prior to the date of the change in control.

Stock Options. As of December 31, 2009, Messrs. Blair and Grujich held vested options to purchase our common stock pursuant to our 1999 Stock Option Plan, 2000 Stock Option Plan and/or 2003 Equity Incentive Plan. All stock options are subject to the termination provisions of the grant or award agreement and the respective Plan.

In the case of stock options granted to the named executive officers under the 1999 Stock Option Plan, 2000 Stock Option Plan and 2003 Equity Incentive Plan, in the event of an executive officer’s termination for any reason other than death, disability, retirement or for cause, the executive may only exercise those options that were exercisable as of the date of termination and only for a period of ninety days following termination or until the expiration of the term of the option, if earlier. In the event of an executive officer’s termination due to death or disability, all stock options held by him may be exercised for a period of one year following the date of termination, or, if sooner, until the expiration of the stock option award. In the event of an executive officer’s retirement, he may exercise his stock options within one year following the date of termination, or, if sooner, upon expiration of the term of the option. Incentive stock options exercised more than ninety days following the date of retirement will be treated as non-qualified stock options under the Code. If an executive officer’s employment is terminated for cause, as defined in the plan, all rights with respect to his stock option awards expire immediately as of the effective date of termination.

While our stock option plans contain provisions relating to a change in control, our executive officers held no unvested stock options as of December 31, 2009.

The following table shows payments to which our named executive officers would have been entitled as a result of an assumed termination of their employment as of December 31, 2009, depending upon the nature and circumstances of such termination.

					Termination Within 12 Months of Change in Control
Name	Benefits	Voluntary Termination for Good Reason ($)(3)	Termination Upon Death or Disability ($)(3)	Involuntary Termination Without Cause ($)(3)	Involuntary Termination Without Cause ($)(2)(4)	Voluntary Termination for Good Reason ($)(2)(4)	Change in Control ($)(5)
David T. Blair(1)(2)	Employment Agreement	$2,876,810	$2,876,810	$2,876,810	$1,997,722	$1,997,722	$5,288,150
Richard A. Bates(1)(2)	Employment Agreement	1,324,772	1,324,772	1,324,772	1,324,772	1,324,772	2,188,200
Nick J. Grujich(1)(2)	Employment Agreement	1,692,412	1,692,412	1,692,412	1,225,222	1,225,222	2,744,368
Hai V. Tran(1)(2)	Employment Agreement	835,660	835,660	835,660	902,722	902,722	683,813
Bruce F. Metge(1)(2)	Employment Agreement	728,897	728,897	728,897	823,722	823,722	273,525

(1)	The employment agreements provide for three-year or four-year terms and contain substantially similar provisions with regard to a change in control of the Company.
(2)	Pursuant to their employment agreements, named executive officers are subject to cut-back on payments, benefits and distributions to the extent payments in connection with a change in control would exceed the limits set forth in Section 280G of the Code. No effect is given in the table to such possible cut-back.
(3)	The amounts shown reflect two times the Executive’s base salary payable in the form of salary continuation over the twelve month period following the termination date. Additionally, the amounts include all equity awards held by the Executive that would have vested in the twelve month period following the Executive’s date of termination had he remained employed during such twelve months. The amounts also include a continuation of health care benefits in the amount of $17,722 each. Amounts shown do not include term life insurance payable in an amount equal to at least three times the executive officer’s base salary, and long-term disability benefits payable up to $15,000 per month after a ninety-day elimination period up to age 65.
(4)	The amounts shown reflect two times the Executive’s base salary and two times his target bonus, payable in a lump sum upon termination. The amounts also include a continuation of health care benefits in the amount of $17,722 each. The amounts shown do not include any amounts attributable to unvested equity awards that would vest solely as a result of a change in control. Amounts shown do not include term life insurance payable in an amount equal to at least three times the executive officer’s base salary, and long-term disability benefits payable up to $15,000 per month after a ninety-day elimination period up to age 65.
(5)	Assumes a change in control effective as of December 31, 2009. Pursuant to the restricted stock award agreements under the 2003 Equity Incentive Plan and 2006 Stock Incentive plan of Messrs. Blair, Bates, Grujich, Tran and Metge, all unvested shares subject to the restricted stock award vest immediately as of the effective date of a change in control. The amounts are determined by multiplying the number of shares of restricted stock that would have vested as a result of acceleration by the closing price of our common stock as traded on the NASDAQ Global Select Market on December 31, 2009 of $36.47.

DIRECTOR COMPENSATION

General

Our directors are compensated through a combination of cash retainers and equity-based incentives. The level and mix of director compensation is revised by the Board of Directors, upon recommendation of the Compensation Committee, on a periodic basis to ensure consistency with the objectives of our overall compensation philosophy. Our review of directors’ compensation also considers the increased liability of directors at publicly-traded companies due to changes in the regulatory environment and the heightened scrutiny of corporate governance practices. In 2006 the Board undertook a review of our director compensation program. As part of that process the Board reviewed a survey of director compensation at 39 selected companies as well as the 2005 Towers Perrin HR Services report on “Director Pay: Current Trends and Practices.” At the conclusion of this review the Board implemented our new director compensation program. The Board endeavored to establish director compensation programs at the competitive median of the marketplace for similar companies based on relative size, complexity and industry.

In 2010, we reviewed our director compensation program, and determined that in light of the significant growth of the Company, the increasing complexity of the market in which the company operates, and the increasing amount of time necessary to fulfill the role of a director at a public company, the program needed to be brought current. After a review of current practices and compensation levels at comparable companies, we concluded that the basic form of the program is sound. It was concluded that compensation for participation on the Executive Committee was no longer needed, as the Executive Committee function has decreased in favor of full board deliberation on matters with respect to corporate governance and approvals. The Company determined that the overall 2006 compensation levels needed to be adjusted upward, effective July 1, 2010, to address the above factors. The adjustments were as follows:

2010 Director Compensation Adjustments

(quarterly)

	2006	2010
Annual Board Retainer	$12,000	$16,000
Audit Committee Chair Retainer	3,500	4,500
Audit Committee Member Retainer	2,000	3,000
Compensation Committee Chair Retainer	2,500	4,000
Compensation Committee Member Retainer	1,500	2,500
Ethics, Governance and Nominating	1,250	2,000
Chairman – Retainer No Other Fees	40,000	50,000
Annual Restricted Stock Grants (all directors)	2,000 (Shares)	2,500 (Shares)

The Board believes that, with these changes, the current director compensation program is appropriate for attracting and retaining qualified directors and aligning their interests with those of our shareholders.

We refer to “Qualifying Directors” as directors who were not employees, who did not have a beneficial interest in 10% or more of our common stock and who were not officers or employees of organizations that owned 10% or more of our common stock. Qualifying Directors are paid annual cash retainers for Board and committee service and are granted an award of restricted stock. These payments and awards constitute payment for all Board and committee meetings and responsibilities. Directors who were not Qualifying Directors received no compensation for service. However, all directors are reimbursed for reasonable travel and incidental expenses incurred in attending meetings and carrying out their duties as directors.

The following table provides information on the compensation paid to our directors during the year ended December 31, 2009:

				Supplemental Data
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)	Stock Awards Outstanding at Year End (#)	Stock Options Outstanding and Exercisable at Year End (#)
William E. Brock	$66,000	$44,500	$110,500	3,000	—
Edward S. Civera	160,000	44,500	204,500	3,000	—
Steven B. Epstein	59,000	44,500	103,500	3,000	—
Daniel J. Houston(2)	—	—	—	—	—
Michael R. McDonnell	68,000	44,500	112,500	3,000	15,000
Kenneth A. Samet	62,000	44,500	106,500	3,000	—
Dale B. Wolf	71,000	44,500	115,500	3,000	25,000

(1)	On June 1, 2009, each of the Qualifying Directors received an award of 2,000 shares of restricted stock pursuant to the 2006 Stock Incentive Plan. The awards represent the aggregate grant date fair value of stock awards in the fiscal year, computed in accordance with FASB ASC Topic 718. For additional information, refer to the discussion under “Stockholders’ Equity” in note 10 to the consolidated financial statements filed in our annual report on Form 10-K for the year ended December 31, 2009. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)	Based on his employment with Principal Financial Group, Mr. Daniel Houston received no compensation for service as a director.

Cash Compensation

As per the compensation adjustments for 2010, Qualifying Directors, other than the Chairman of the Board, will be paid, in equal, quarterly installments, an annual retainer of $64,000 and an annual retainer fee for each Board committee on which they serve. No additional fees are paid to directors for their attendance at Board and committee meetings. The Chairman of the Board is paid a total annual retainer of $200,000, payable in equal, quarterly installments, for his service as Chairman and on any committees.

The following table shows the 2010 annual amount of retainers for service by chairs and members on the various committees:

Committee & Position	Annual Retainer
Audit Committee
Chair	$18,000
Member	12,000
Compensation Committee
Chair	16,000
Member	10,000
Ethics, Governance & Nominating Committee
Member	8,000

Equity-Based Compensation

Historically, the primary form of equity compensation that we granted our directors consisted of stock options. We selected this form because of the favorable accounting and tax treatments and the near universal expectation by directors in our industry that they would receive stock options. The accounting treatment for stock options changed in 2006 as a result of Statement of FAS 123(R), now ASC Topic 718, making the accounting treatment of stock options less attractive. We assessed the desirability of granting shares of restricted stock and concluded that restricted stock would provide an equally motivating form of incentive compensation while permitting us to issue fewer shares, thereby reducing potential dilution.

The granting of restricted shares in our directors’ base compensation is part of our overall long-term compensation strategy that emphasizes the alignment of the interests of our Board/management team with those of our shareholders. Beginning on June 1, 2007, Qualifying Directors were automatically granted restricted stock awards of 2,000 shares of common stock and on each June 1 thereafter pursuant to the 2006 Stock Incentive Plan. One-half of the shares vest on the following May 31st, and the other one-half vest on the second May 31st after the grant date. As of July 1, 2010, these annual restricted stock awards will consist of 2,500 shares of common stock, with the same two-year vesting schedule. In the event of death or retirement of a director, or if the director ceases to serve as a director following a change in control, as defined in the Plan, then the vesting of the restricted stock awards would be accelerated. If a director’s service is terminated for any reason other than death, retirement or following a change of control, and he has not yet earned all or part of the award pursuant to his award agreement, then the award, to the extent not earned at the director’s termination date, is forfeited immediately upon his termination and he has no further rights to that award and the shares underlying that portion of the award that have not yet been earned and vested.

Up through and including 2005, Qualifying Directors were granted non-qualified stock options pursuant to the 2000 Directors’ Stock Option Program and the Amended & Restated 2000 Directors’ Stock Option Program. Our Qualifying Directors held an aggregate of 40,000 outstanding options as of December 31, 2009. The term of these options commences on the date of grant and expires ten years from that date, and the exercise price is the fair market value, as defined in the Plan, of our common stock on the date of grant. Based on a change in the accounting treatment for stock options as a result of ASC Topic 718, and upon approval by the Board of Directors, we accelerated unvested options as of December 31, 2005, and such options became exercisable as of that date.

Pursuant to the 2000 Directors’ Stock Option Program, and as amended and restated, in the event a Qualifying Director’s service is terminated due to death, disability or retirement, his stock options are exercisable for a two-year period following termination of his service, or if sooner, until the expiration of his stock option award. Upon a change in control, as defined in the Plan, the Qualifying Director’s stock options remain exercisable for the term of the option. In the event a Qualifying Director is terminated for cause, as defined in the Plan, his options expire immediately as of the effective date of his termination. If his service is terminated for any other reason, the Qualifying Director’s stock options are exercisable for a period of ninety days following termination of his service, or if sooner, until the expiration of his stock option award.

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee provides independent review and oversight of the quality and integrity of our accounting and financial reporting processes and published financial statements, the system of internal controls that management and the Board of Directors have established, and the audit process.

The Committee met nine times during 2009, including meetings with the Company’s management and independent registered public accounting firm, and, whenever appropriate, executive sessions with our independent registered public accounting firm without management.

The Committee has reviewed and discussed with our management and our independent registered public accounting firm the audited consolidated financial statements for the year ended December 31, 2009, which are included in our annual report on Form 10-K, and management’s assessment of the effectiveness of, and the independent registered public accounting firm’s evaluation of the effectiveness of, our internal control over financial reporting. The Committee also discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication With Those Charged With Governance, including the quality and acceptability of the Company’s financial reporting process and controls.

In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers LLP as required by Rule 3526, Communication with Audit Committees Concerning Independence, of the Public Company Accounting Oversight Board, and has considered the compatibility of non-audit services with auditors’ independence.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal and disclosure controls. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and expressing opinions on the conformity of the consolidated financial statements with generally accepted auditing principles and on the effectiveness of our internal controls over financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2009, for filing with the SEC. The Audit Committee has appointed PricewaterhouseCoopers LLP to be our independent registered public accounting firm for the year ending December 31, 2010, and has recommended that the Board of Directors submit such selection to our shareholders for ratification.

AUDIT COMMITTEE

MICHAEL R. MCDONNELL, CHAIRMAN

WILLIAM E. BROCK

KENNETH A. SAMET

DALE B. WOLF

STOCK OWNERSHIP

The following table provides information as of March 31, 2010, derived from beneficial ownership reports filed with the SEC and furnished to us, and other information provided to us, about the shares of our common stock that may be considered to be owned beneficially, within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, by each beneficial owner of more than 5% of our outstanding common stock, by each of our directors or nominees for director, by each of our named executive officers in the executive compensation table, and by all of our directors and executive officers as a group. Unless otherwise indicated, the business address of such person is Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

Name	Total Shares (#)	Percent of Common Stock Outstanding
Principal Financial Group, Inc(1).	5,678,291	12.7%
BlackRock, Inc. (formerly Barclays Global)(2)	3,021,355	6.8%
T. Rowe Price Associates(3)	3,998,900	9.0%
Richard A. Bates	75,000	*
David T. Blair(4)	766,488	1.7%
Nick J. Grujich	70,483	*
Bruce F. Metge	16,500	*
Hai V. Tran	32,987	*
William E. Brock	15,000	*
Edward S. Civera	43,000	*
Steven B. Epstein	8,000	*
Daniel J. Houston(5)	—	—
Michael R. McDonnell(6)	11,000	*
Kenneth A. Samet	8,000	*
Dale B. Wolf	8,000	*
All directors and executive officers as a group (12 persons)(5, 7)	1,054,458	2.4%

*	Less than 1% of outstanding shares.
(1)	Principal Holding Company, LLC, whose ultimate parent entity is Principal Financial Group, Inc., directly beneficially owns 4,427,500 shares. In addition, Principal Financial Group, Inc., through other subsidiary investment entities, each in its capacity as an investment adviser may be deemed to be the indirect beneficial owner of our common stock through investments that those entities make from time to time, As of March 31, 2010, the aggregate number of shares owned beneficially by Principal-related entities was 5,678,291, with shared voting power as to 1,250,791 shares and shared dispositive power as to 1,250,791. Daniel J. Houston, a director of Catalyst Health Solutions, is employed by Principal Financial Group or one of its affiliates. The business address for Mr. Houston is in care of Principal Financial Group, Inc., 711 High Street, Des Moines, Iowa 50392.
(2)

Pursuant to a Schedule 13G/A filed January 20, 2010 by BlackRock, Inc. as an amendment to the most recent Schedule 13G filing by Barclays Global Investors, NA., which was acquired by BlackRock, Inc. on December 1, 2009. The aggregate number of shares owned beneficially by BlackRock, Inc. as of December 31, 2009 was 3,021,355, with sole voting power as to 3,021,355 shares and sole dispositive power as to 3,021,355 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(3)

Pursuant to a Schedule 13-G/A filed on February 12, 2010 by T. Rowe Price Associates, Inc., referred to as Price Associates, the number of shares owned beneficially as of December 31, 2009 was 3,998,900, with sole voting power as to 772,800 shares and sole dispositive power as to 3,998,900 shares. These securities are owned by various individual and institutional investors which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The principal business address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Includes 477,000 shares of common stock which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $6.62.
(5)	Mr. Houston disclaims any beneficial ownership with respect to the shares beneficially owned by Principal Financial Group.
(6)	Includes 5,000 shares of common stock, which may be acquired within sixty days upon exercise of outstanding options at a weighted average price of $17.64.
(7)	Includes shares of common stock which may be acquired within sixty days upon the exercise of outstanding options. Directors and executive officers may hold shares in brokerage accounts which could be subjected to margin calls.

We encourage our executives to adopt a stock trading plan in accordance with the guidelines specified in Rule 10b5-1 of the Securities Exchange Act of 1934. The Rule 10b5-1 plan is designed to enable our executives to avoid any real or perceived conflict of interest in connection with the trading of our securities.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to the Company, or written representations that no forms were necessary, the Company believes that during the past fiscal year, its executive officers, directors and greater than 10% beneficial owners complied with all applicable filing requirements except as follows. Due to administrative error, a late Form 4 was filed for Mr. Hai Tran regarding the tax liability withholding of shares by the Company incident to the vesting on June 3, 2009 of restricted common stock awarded pursuant to our 2006 Stock Incentive Plan, as disclosed on Mr. Tran’s Form 3 on July 7, 2008. Also due to administrative error, a late Form 4 was filed for Senator William Brock regarding the annual grant of restricted stock awarded pursuant to the 2006 Stock Incentive Plan. The standard annual award schedule and grant amounts for our outside directors were disclosed in the Company’s Schedule 14A filed with the SEC on April 24, 2009.

TRANSACTIONS WITH RELATED PERSONS

It is our policy that any transaction, regardless of the size or amount, involving us or any of our subsidiaries in which any of our directors, director nominees, executive officers, principal shareholders or any of their immediate family members has had or will have a direct or indirect material interest, be reviewed and approved or ratified by our Audit Committee, without the participation of any member who may be involved in the transaction. In each case, the Audit Committee will consider whether the transaction is fair and reasonable to us (i) in light of all of the facts and circumstances it deems relevant and (ii) is consistent with the provisions of our Code of Ethics & Conduct and the rules and regulations promulgated by the SEC and the Nasdaq Stock Market requirements governing related-person transactions.

During 2009, we received legal services from Epstein Becker & Green, P.C., (“EBG”), a law firm in which Mr. Steven Epstein, a Director of ours, is a shareholder. Before Mr. Epstein was elected to our Board, we engaged EBG for legal services on a variety of matters and have continued to do so since that time. EBG, one of several law firms routinely providing services to us on an as-needed basis, renders its services at the hourly rates typically charged to its other clients, and there is no retainer agreement or other form of contract obligating the use of EBG or creating a financial penalty for not using EBG. Our legal fees from EBG were approximately $35,000 in 2009.

In September 2007, we expanded our corporate offices in Rockville, Maryland, by acquiring 34,382 square feet of finished office space from two related-person lessees on the third floor of 800 King Farm Boulevard. In these transactions, we assumed one prime lease with the landlord for 17,487 square feet of space and assumed a second prime lease with the landlord for another 16,895 square feet. In the second transaction, we contemporaneously subleased 6,932 square feet of finished office space it held on the first floor of 800 King Farm Boulevard back to the related person. The transactions allowed us to consolidate operations on two contiguous floors and reflected the assumption of actual occupancy costs. The rent we charged under the sublease is our actual rent obligation for the space, which amounted to $239,000 in 2009.

In November 2008, the Company continued its expansion of corporate offices in Rockville, Maryland by acquiring an additional 3,032 square feet of finished office space from a related party lessee on the third floor of 800 King Farm Boulevard. The Company’s rent obligation for this space amounted to approximately $95,000 in 2009.

During the year 2009, the Company has purchased miscellaneous services related to the Company’s employee benefits program from Principal Financial Group, Inc., who is a 12.7% shareholder of the Company, and whose President, Daniel Houston, serves on the Board of Directors of the Company. The total value of the services provided in 2009 was approximately $195,000.

Our Senior Vice President, Pharmacy Benefits & Administration, is the brother-in-law of our Chief Executive Officer. During 2009, he was paid a salary of $227,346 and earned bonus and other compensation of $95,000.

MISCELLANEOUS

We will pay the cost of this proxy solicitation and reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to soliciting proxies by mail, our directors, officers and regular employees may solicit proxies personally or by telephone. None of these persons will receive additional compensation for these activities. All costs of the solicitation of proxies will be borne by the Company.

Our 2009 Annual Report to shareholders is being mailed with this proxy statement to shareholders of record as of the close of business on April 5, 2010. Any shareholder who has not received a copy of the Annual Report may obtain a copy by writing to our Corporate Secretary. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.

If you and others who share your address own your shares in street name, your broker or other holder of record may be delivering only one proxy statement and annual report to multiple shareholders who share an address, unless we have received contrary instructions from the impacted shareholders prior to the mailing date. We will promptly deliver, upon written or oral request, a separate copy of the materials, as requested, to any shareholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy statement or annual report, contact Catalyst Health Solutions, Inc. 800 King Farm Boulevard, Suite 400, Rockville, MD 20850, Attention: Bruce F. Metge, Corporate Secretary. Our phone number is (301) 548-2900. If you are currently a shareholder sharing an address with another shareholder and wish to receive only one copy of future materials for your household, please contact the Company at the above address or phone number.

Copies of our annual report on Form 10-K (without exhibits) for the fiscal year ended December 31, 2009, as filed with the SEC, will be furnished without charge to shareholders of record upon written request to the Corporate Secretary, Catalyst Health Solutions, Inc., 800 King Farm Boulevard, 4th Floor, Rockville, Maryland 20850.

SHAREHOLDER PROPOSALS

Proposals for Inclusion in the 2011 Proxy Statement

Proposals that shareholders seek to have included in the proxy statement for our annual meeting of shareholders to be held in 2011 must be received by us no later than December 26, 2010. Any such proposals will be subject to the requirements of the proxy rules adopted by the SEC.

Other Shareholder Proposals for Consideration at the 2011 Annual Meeting of Shareholders

Our Bylaws provide an advance notice procedure for certain business to be brought before an annual meeting. In order for a shareholder to properly bring business before an annual meeting, the shareholder must deliver written notice to our Corporate Secretary at our principal executive offices not less than 90 days before the time originally fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the shareholder’s name and address, as it appears on the our record of shareholders, a brief description of the proposed business, the reason for conducting such business at the annual meeting, the class and number of shares of our common stock that are beneficially owned by such shareholder and any material interest of such shareholder in the proposed business. In the case of nominations to the Board, the nominating shareholder must also provide all information regarding the nominee as required by Regulation 14A under the Securities Exchange Act of 1934, including the nominee’s written consent to being named in the proxy statement as a nominee and to serve as a director.

APPENDIX A

CATALYST HEALTH SOLUTIONS, INC.

2006 STOCK INCENTIVE PLAN,

AS AMENDED AND RESTATED ON APRIL 8, 2010

1.	DEFINITIONS

In addition to other terms defined herein, the following terms shall have the meanings given below:

Administrator means the Board, and, upon its delegation of all or part of its authority to administer the Plan to the Committee, the Committee.

Affiliate means any Parent or Subsidiary of the Corporation, and also includes any other business entity which is controlled by, under common control with or controls the Corporation; provided, however, that the term “Affiliate” shall be construed in a manner in accordance with the registration provisions of applicable federal securities laws and as permitted under Code Section 409A.

Award means, individually or collectively, a grant under the Plan of an Option (including an Incentive Option or Nonqualified Option); a Stock Appreciation Right (including a Related SAR or a Freestanding SAR); a Restricted Award (including a Restricted Stock Award or a Restricted Unit Award); a Performance Award (including a Performance Share Award or a Performance Unit Award); a Phantom Stock Award; a Dividend Equivalent Award; or any other award granted under the Plan.

Award Agreement means an agreement (which may be in written or electronic form, in the Administrator’s discretion, and which includes any amendment or supplement thereto) between the Corporation and a Participant specifying the terms, conditions and restrictions of an Award granted to the Participant. An Agreement may also state such other terms, conditions and restrictions, including but not limited to terms, conditions and restrictions applicable to shares or any other benefit underlying an Award, as may be established by the Administrator.

Board or Board of Directors means the Board of Directors of the Corporation.

Cause shall mean, unless the Administrator determines otherwise, a Participant’s termination of employment or service resulting from the Participant’s (i) termination for “cause” as defined under the Participant’s employment, consulting or other agreement with the Corporation or an Affiliate, if any, or (ii) if the Participant has not entered into any such employment, consulting or other agreement (or if any such agreement does not address the effect of a “cause” termination), then the Participant’s termination shall be for “Cause” if termination results due to the Participant’s (A) dishonesty; (B) refusal to perform his duties for the Corporation; (C) engaging in fraudulent conduct; or (D) engaging in any conduct that could be materially damaging to the Corporation without a reasonable good faith belief that such conduct was in the best interest of the Corporation. The determination of “Cause” shall be made by the Administrator and its determination shall be final and conclusive.

Change in Control:

General. Except as may be otherwise provided in an individual Award Agreement or as may be otherwise required in order to comply with Code Section 409A, a Change in Control shall be deemed to have occurred on the earliest to occur of the following:

(i)	individuals who, on June 7, 2005 constitute the Board (the “Incumbent Directors”) cease for any reason within any twenty-four (24) month period to constitute at least a majority of the Board (or the board of directors of any successor to the Corporation), provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Corporation as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board (including by reason of any agreement intended to avoid or settle such election contest or solicitation of proxies) shall be deemed to be an Incumbent Director until twenty-four (24) months after such election;

(ii)	any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 35% or more of the combined voting power of the Corporation’s then outstanding securities eligible to vote for the election of the Board (the “Corporation Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Corporation or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Corporation Voting Securities from the Corporation, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Corporation Voting Securities by such person;

(iii)	the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Corporation or any of its Subsidiaries that requires the approval of the Corporation’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Corporation Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Corporation Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Corporation Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv)	the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or the consummation of a sale of all or substantially all of the Corporation’s assets.

Notwithstanding the foregoing, a Change in Control of the Corporation shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Corporation Voting Securities as a result of the acquisition of Corporation Voting Securities by the Corporation which reduces the number of Corporation Voting Securities outstanding; provided, that if after such acquisition by the Corporation such person becomes the beneficial owner of additional Corporation Voting Securities that increases the percentage of outstanding Corporation Voting Securities beneficially owned by such person, a Change in Control of the Corporation shall then occur.

Definition Applicable to Awards subject to Code Section 409A: Notwithstanding the preceding provisions of this definition of Change in Control, in the event that any Awards granted under the Plan are deemed to be deferred compensation subject to the provisions of Code Section 409A, then distributions related to such Awards may be permitted, in the Administrator’s discretion, upon the occurrence of one or more of the following events (as they are defined and interpreted under Code Section 409A): (A) a change in the ownership of the Corporation, (B) a change in effective control of the Corporation, or (C) a change in the ownership of a substantial portion of the assets of the Corporation.

Code means the Internal Revenue Code of 1986, as amended. Any reference herein to a specific Code section shall be deemed to include all related regulations or other guidance with respect to such Code section.

Committee means the Committee of the Board designated to administer the Plan, which initially shall be the Compensation Committee.

Common Stock means the common stock of Catalyst Health Solutions, Inc., $0.01 par value.

Corporation means Catalyst Health Solutions, Inc., a Delaware corporation, together with any successor thereto.

Covered Employee shall have the meaning given the term in Section 162(m) of the Code.

Director means a member of the Board or of the board of directors of an Affiliate.

Disability shall, except as may be otherwise determined by the Administrator or required or permitted under Code Section 409A, have the meaning given in any employment agreement, consulting agreement or other similar agreement, if any, to which a Participant is a party, or, if there is no such agreement (or if any such agreement does not address the effect of termination due to disability), “Disability” shall mean the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months. The Administrator shall have discretion to determine if a termination due to Disability has occurred.

Dividend Equivalent Award means a right granted to a Participant pursuant to Section 13 to receive the equivalent value (in cash or shares of Common Stock) of dividends paid on Common Stock.

Effective Date means the effective date of the Plan, as provided in Section 4.

Employee means any person who is an employee of the Corporation or any Affiliate (including entities which become Affiliates after the Effective Date of the Plan). For this purpose, an individual shall be considered to be an Employee only if there exists between the individual and the Corporation or an Affiliate the legal and bona fide relationship of employer and employee (subject to any requirements imposed under Code Section 409A); provided, however, that, with respect to Incentive Options, “Employee” means any person who is considered an employee of the Corporation or any Parent or Subsidiary for purposes of Treas. Reg. Section 1.421-1(h) (or any successor provision related thereto).

Exchange Act means the Securities Exchange Act of 1934, as amended.

Fair Market Value as of a given day means the market price of Common Stock, determined as follows:

(i)	if the Common Stock is admitted to trading on a national securities exchange, the closing quoted selling price of the Common Stock on that date, as reported in the Wall Street Journal. If the Common Stock is not traded on the applicable date, the Fair Market Value shall be determined on the basis of the closing quoted selling price of the Common Stock on the immediately preceding date on which such stock was traded;

(ii)	if the Common Stock is not traded on a national securities exchange, the closing quoted selling price of the Common Stock on that date as quoted in “pink sheets” published by the National Daily Quotation Bureau; or

(iii)	if the Common Stock is not publicly traded, the amount determined by the Committee in good faith.

Freestanding SAR means a SAR that is granted without relation to an Option, as provided in Section 8.

Incentive Option means an Option that is designated by the Administrator as an Incentive Option pursuant to Section 7 and intended to meet the requirements of incentive stock options under Code Section 422.

Independent Contractor means an independent contractor, consultant or advisor providing services to the Corporation or an Affiliate.

Nonemployee Director means a Director who is not an Employee of the Corporation or an Affiliate.

Nonqualified Option means an Option granted under Section 7 that does not or is not intended to qualify as an incentive stock option under Code Section 422.

Option means a stock option granted under Section 7 that entitles the holder to purchase from the Corporation a stated number of shares of Common Stock at the price set forth in an Award Agreement.

Option Period means the term of an Option, as provided in Section 7(d).

Option Price means the price at which an Option may be exercised, as provided in Section 7(b).

Parent means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

Participant means an individual employed by, or providing services to, the Corporation or an Affiliate who satisfies the requirements of Section 6 and is selected by the Administrator to receive an Award under the Plan.

Performance Award means a Performance Share Award and/or a Performance Unit Award, as provided in Section 10.

Performance Share means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, stated with reference to a specified number of shares of Common Stock, that entitles the holder to receive shares of Common Stock, a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

Performance Unit means an Award granted under Section 10, in an amount determined by the Administrator and specified in an Award Agreement, that entitles the holder to receive shares of Common Stock,

a cash payment or a combination of Common Stock and cash (as determined by the Administrator), subject to the terms of the Plan and the terms and conditions established by the Administrator.

Phantom Stock Award means an Award granted under Section 11, entitling a Participant to a payment in cash, shares of Common Stock or a combination of cash and Common Stock (as determined by the Administrator), following the completion of the applicable vesting period and compliance with the terms of the Plan and other terms and conditions established by the Administrator. The unit value of a Phantom Stock Award shall be based on the Fair Market Value of a share of Common Stock.

Plan means the Catalyst Health Solutions, Inc. 2006 Stock Incentive Plan, as amended and restated on April 8, 2010, and as it may be hereafter amended and/or restated from time to time.

Related SAR means a SAR granted under Section 8 that is granted in relation to a particular Option and that can be exercised only upon the surrender to the Corporation, unexercised, of that portion of the Option to which the SAR relates.

Restricted Award means a Restricted Stock Award and/or a Restricted Stock Unit Award, as provided in Section 9.

Restricted Stock Award means shares of Common Stock awarded to a Participant under Section 9. Shares of Common Stock subject to a Restricted Stock Award shall cease to be restricted when, in accordance with the terms of the Plan and the terms and conditions established by the Administrator, the shares vest and become transferable and free of substantial risks of forfeiture.

Restricted Stock Unit means a Restricted Award granted to a Participant pursuant to Section 9 which is settled (i) by the delivery of one share of Common Stock for each Restricted Stock Unit, (ii) in cash in an amount equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, or (iii) in a combination of cash and Shares equal to the Fair Market Value of one share of Common Stock for each Restricted Stock Unit, as determined by the Administrator. A Restricted Stock Unit Award represents the promise of the Corporation to deliver shares, cash or a combination thereof, as applicable, at the end of the Restriction Period, subject to compliance with the terms of the Plan and the terms and conditions established by the Administrator.

Retirement shall, as applied to any Participant, be as defined in any employment agreement, consulting agreement or other similar agreement, if any, to which the Participant is a party, or, if there is no such agreement (or if any such agreement does address the effect of termination due to retirement), “Retirement” shall mean retirement in accordance with the retirement policies and procedures established by the Corporation, as determined by the Administrator and, where applicable, in accordance with Code Section 409A.

SAR means a stock appreciation right granted under Section 8 entitling the Participant to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the Fair Market Value on the date of exercise over the SAR base price, subject to the terms of the Plan and any other terms and conditions established by the Administrator. References to “SARs” include both Related SARs and Freestanding SARs, unless the context requires otherwise.

Securities Act means the Securities Act of 1933, as amended.

Subsidiary means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

Termination Date means the date of termination of a Participant’s employment or service for any reason, as determined by the Administrator in its discretion.

2.	PURPOSE

The purpose of the Plan is to encourage and enable selected Employees, Directors and Independent Contractors of the Corporation and its Affiliates to acquire or to increase their holdings of Common Stock of the Corporation and other proprietary interests in the Corporation in order to promote a closer identification of their interests with those of the Corporation and its stockholders, thereby further stimulating their efforts to enhance the efficiency, soundness, profitability, growth and stockholder value of the Corporation. This purpose will be carried out through the granting of Awards to selected Employees, Independent Contractors and Directors, including the granting to selected Participants of Options in the form of Incentive Stock Options and Nonqualified Options; SARs in the form of Related SARs and Freestanding SARs; Restricted Awards in the form of Restricted Stock Awards and Restricted Stock Units; Performance Awards in the form of Performance Shares and Performance Units; Phantom Stock Awards and/or Dividend Equivalent Awards.

3.	ADMINISTRATION OF THE PLAN

(a)	The Plan shall be administered by the Board of Directors of the Corporation or a designated Committee, which initially shall be the Compensation Committee. Unless the Board determines otherwise, the Committee shall be comprised solely of two or more “non-employee directors,” as such term is defined in Rule 16b-3 under the Exchange Act, or as may otherwise be permitted under Rule 16b-3. Further, to the extent required by Section 162(m) of the Code, the Plan shall be administered by a committee comprised of two or more “outside directors” (as such term is defined in Section 162(m)) or as may otherwise be permitted under Section 162(m). For the purposes of the Plan, the term “Administrator” shall refer to the Board and, upon its delegation to the Committee of all or part of its authority to administer the Plan, to the Committee. Notwithstanding the foregoing, the Board shall have sole authority to grant discretionary Awards to Directors who are not employees of the Corporation or its Affiliates.

(b)

Subject to the provisions of the Plan, the Administrator shall have full and final authority in its discretion to take any action with respect to the Plan including, without limitation, the authority (i) to determine all matters relating to Awards, including selection of individuals to be granted Awards, the types of Awards, the number of shares of the Common Stock, if any, subject to an Award, and all terms, conditions, restrictions and limitations of an Award; (ii) to prescribe the form or forms of Award Agreements evidencing any Awards granted under the Plan; (iii) to establish, amend and rescind rules and regulations for the administration of the Plan; and (iv) to construe and interpret the Plan, Awards and Award Agreements made under the Plan, to interpret rules and regulations for administering the Plan and to make all other determinations deemed necessary or advisable for administering the Plan. Except to the extent otherwise required under Code Section 409A, (i) the Administrator shall have the authority, in its sole discretion, to accelerate the date that any Award which was not otherwise exercisable, vested or earned shall become exercisable, vested or earned in whole or in part without any obligation to accelerate such date with respect to any other Award granted to any recipient; and (ii) the Administrator also may in its sole discretion modify or extend the terms and conditions for exercise, vesting or earning of an Award. The Administrator may determine that a Participant’s rights, payments and/or benefits with respect to an Award (including but not limited to any shares issued or issuable and/or cash paid or payable with respect to an Award) shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, violation of policies of the Corporation or an Affiliate, breach of non-solicitation, non-competition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is determined by the Administrator to be detrimental to the business or reputation of the Corporation or any Affiliate. In addition, the Administrator shall have the authority and discretion to establish terms and conditions of Awards (including but not limited to the establishment of subplans) as the Administrator determines to be necessary or appropriate to conform to the applicable requirements or practices of jurisdictions outside of the United States. In addition to action by meeting in accordance with applicable laws, any action of the Administrator with respect to the Plan may be taken by a written instrument signed by all of the members of the Board or Committee, as appropriate, and any such action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly held and called. No member of the Board or Committee, as applicable, shall be liable while acting as Administrator for any action or determination made in good faith with respect to the Plan, an Award or an Award Agreement. The members of the Board or Committee, as applicable, shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s certificate of incorporation and bylaws and/or under applicable law.

(c)	Notwithstanding the other provisions of Section 3, the Administrator may delegate to one or more officers of the Corporation the authority to grant Awards, and to make any or all of the determinations reserved for the Administrator in the Plan and summarized in Section 3(b) with respect to such Awards (subject to any restrictions imposed by applicable laws, rules and regulations and such terms and conditions as may be established by the Administrator); provided, however, that, to the extent required by Section 16 of the Exchange Act or Section 162(m) of the Code, the Participant, at the time of said grant or other determination, (i) is not deemed to be an officer or director of the Corporation within the meaning of Section 16 of the Exchange Act; and (ii) is not deemed to be a Covered Employee as defined under Section 162(m) of the Code. To the extent that the Administrator has delegated authority to grant Awards pursuant to this Section 3(c) to one or more officers of the Corporation, references to the Administrator shall include references to such officer or officers, subject, however, to the requirements of the Plan, Rule 16b-3, Section 162(m) of the Code and other applicable laws, rules and regulations.

4.	EFFECTIVE DATE; TERM

The original effective date of the Plan was June 6, 2006. The new Effective Date of the Plan shall be April 8, 2010, which is the date of Board approval of the Plan, and the Plan shall terminate on April 7, 2020 (unless sooner terminated by the Board under Section 14 below). Awards that are outstanding at the end of the Plan term for such earlier termination date as may be established by the Board pursuant to Section 14(a) shall continue in accordance with their terms, unless otherwise provided in the Plan or an Award Agreement.

5.	SHARES OF STOCK SUBJECT TO THE PLAN; AWARD LIMITATIONS

(a)	Shares of Stock Subject to the Plan: Subject to adjustments as provided in Section 5(d), the aggregate number of shares of Common Stock that may be granted pursuant to Awards under the Plan shall not exceed 3,000,000. Any shares granted as Awards of Options or SARs shall be counted against this number as one (1) share for every one (1) share granted, regardless of the number of shares that may be issued upon exercise of a SAR to be settled in shares. Any shares granted as Awards other than Options or SARs shall be counted against this number as one and forty-five hundredths (1.45) shares for every one (1) share granted. Shares delivered under the Plan shall be authorized but unissued shares, treasury shares or shares purchased on the open market or by private purchase. The Corporation hereby reserves sufficient authorized shares of Common Stock to meet the grant of Awards hereunder.

(b)	Award Limitations: Notwithstanding any provision in the Plan to the contrary, the following limitations shall apply to Awards granted under the Plan, in each case subject to adjustments pursuant to Section 5(d):

(i)	The maximum number of shares of Common Stock that may be issued under the Plan pursuant to the grant of Incentive Options shall not exceed 3,000,000 shares, or such lesser number of shares as may be available under the Plan pursuant to Section 5(a) herein;

(ii)	In any consecutive 36-month period, no Participant may be granted Options and SARs that are not related to an Option for more than 1,000,000 shares of Common Stock;

(iii)	No Participant may be granted Restricted, Performance Share and Phantom Stock Awards in any consecutive 36-month period for more than 500,000 shares of Common Stock; and

(iv)	No Participant may be paid more than $2,000,000 with respect to any cash-denominated Performance Units which were granted during any single calendar year.

(c)	Shares Not Subject to Limitations: The following will not be applied to the share limitations of Section 5(a) above: (i) dividends, including dividends paid in shares, or dividend equivalents paid in cash in connection with outstanding Awards; (ii) any shares subject to an Award under the Plan which Award is forfeited, cancelled, terminated, expired or lapsed for any reason or any shares subject to an Award which shares are repurchased or reacquired by the Corporation; and (iii) Awards that by their terms are settled in cash rather than the issuance of shares.

(d)	Adjustments: If there is any change in the outstanding shares of Common Stock because of a merger, consolidation or reorganization involving the Corporation or an Affiliate, or if the Board of Directors of the Corporation declares a stock dividend, stock split distributable in shares of Common Stock, reverse stock split, combination or reclassification of the Common Stock, or if there is a similar change in the capital stock structure of the Corporation or an Affiliate affecting the Common Stock, the number of shares of Common Stock reserved for issuance under the Plan shall be correspondingly adjusted, and the Administrator shall make such adjustments to Awards and to any provisions of this Plan as the Administrator deems equitable to prevent dilution or enlargement of Awards or as may be otherwise advisable.

6.	ELIGIBILITY

An Award may be granted only to an individual who satisfies all of the following eligibility requirements on the date the Award is granted:

(a)	The individual is either an Employee, a Director, or an Independent Contractor.

(b)	With respect to the grant of Incentive Options, the individual is otherwise eligible to participate under Section 6, is an Employee of the Corporation or a Parent or Subsidiary and does not own, immediately before the time that the Incentive Option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a Parent or Subsidiary. Notwithstanding the foregoing, an Employee who owns more than 10% of the total combined voting power of the Corporation or a Parent or Subsidiary may be granted an Incentive Option if the Option Price is at least 110% of the Fair Market Value of the Common Stock, and the Option Period does not exceed five years. For this purpose, an individual will be deemed to own stock which is attributable to him under Section 424(d) of the Code.

(c)	With respect to the grant of substitute awards or assumption of awards in connection with a merger, consolidation, acquisition, reorganization or similar business combination involving the Corporation or an Affiliate, the recipient is otherwise eligible to receive the Award and the terms of the award are consistent with the Plan and applicable laws, rules and regulations (including, to the extent necessary, the federal securities laws registration provisions and Section 424(a) of the Code).

(d)	The individual, being otherwise eligible under this Section 6, is selected by the Administrator as an individual to whom an Award shall be granted (as defined above, a “Participant”).

7.	OPTIONS

(a)

Grant of Options: Subject to the limitations of the Plan, the Administrator may in its sole and absolute discretion grant Options to such eligible individuals in such numbers, subject to such terms and conditions, and at such times as the Administrator shall determine. Both Incentive Options and Nonqualified Options may be granted under the Plan, as determined by the Administrator; provided, however, that Incentive Options may only be granted to Employees of the Corporation or a Parent or Subsidiary. To the extent that an Option is designated as an Incentive Option but does not qualify as such under Section 422 of the Code, the Option (or portion thereof) shall be treated as a Nonqualified Option. An Option may be granted with or without a Related SAR.

(b)	Option Price: The Option Price shall be established by the Administrator and stated in the Award Agreement evidencing the grant of the Option; provided, that the Option Price of an Option shall be no less than 100% of the Fair Market Value per share of the Common Stock as determined on the date the Option is granted Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed options of an acquired entity with an Option Price not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the option price of any such assumed or substituted option was at least equal to 100% of the fair market value of the underlying stock on the original date of grant and if the terms of such assumed or substituted options otherwise comply with Code Section 409A.

(c)	Date of Grant: An Incentive Option shall be considered to be granted on the date that the Administrator acts to grant the Option, or on any later date specified by the Administrator as the effective date of the Option. A Nonqualified Option shall be considered to be granted on the date the Administrator acts to grant the Option or any other date specified by the Administrator as the date of grant of the Option.

(d)	Option Period and Limitations on the Right to Exercise Options:

(i)	The Option Period shall be determined by the Administrator at the time the Option is granted and shall be stated in the Award Agreement; however, except as provided in Section 7(d)(iii)(B) of this Plan, the Option Period shall not extend more than 10 years from the date on which the Option is granted (or five years with respect to Incentive Options granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or a Parent or Subsidiary, as provided in Section 6(b)). Any Option or portion thereof not exercised before expiration of the Option Period shall terminate. The period or periods during which, and conditions pursuant to which, an Option may become exercisable shall be determined by the Administrator in its discretion, subject to the terms of the Plan.

(ii)	An Option may be exercised by giving written notice to the Corporation in form acceptable to the Administrator at such place and subject to such conditions as may be established by the Administrator or its designee. Such notice shall specify the number of shares to be purchased pursuant to an Option and the aggregate purchase price to be paid therefor and shall be accompanied by payment of such purchase price. The total number of shares that may be acquired upon exercise of an Option shall be rounded down to the nearest whole share. Unless an Award Agreement provides otherwise, such payment shall be in the form of cash or cash equivalent; provided that, where permitted by the Administrator and applicable laws, rules and regulations (and subject to such terms and conditions as may be established by the Administrator), payment may also be made:

(A)	By delivery (by either actual delivery or attestation) of shares of Common Stock owned by the Participant for such time period, if any, as may be determined by the Administrator and otherwise acceptable to the Administrator;

(B)	By shares of Common Stock withheld upon exercise;

(C)	By delivery of written notice of exercise to the Corporation and delivery to a broker of written notice of exercise and irrevocable instructions to promptly deliver to the Corporation the amount of sale proceeds to pay the Option Price;

(D)	By such other payment methods as may be approved by the Administrator and which are acceptable under applicable law; or

(E)	By any combination of the foregoing methods.

Shares tendered or withheld in payment on the exercise of an Option shall be valued at their Fair Market Value on the date of exercise.

(iii)	Unless the Administrator determines otherwise, no Option granted to a Participant who was an Employee at the time of grant shall be exercised unless the Participant is, at the time of exercise, an Employee as described in Section 6(a), and has been an Employee continuously since the date the Option was granted, subject to the following:

(A)	The employment relationship of the Participant shall be treated as continuing intact for any period that the Participant is on military or sick leave or other bona fide leave of absence; provided that the period of such leave does not exceed 90 days, or, if longer, as long as the Participant’s right to reemployment is guaranteed either by statute or by contract. The employment relationship of a Participant shall also be treated as continuing intact while the Participant is not in active service because of Disability. The Administrator shall have sole authority to determine whether a Participant is disabled and, if applicable, the Participant’s Termination Date.

(B)	Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), if the employment of a Participant is terminated because of Disability or death, the Option may be exercised only to the extent exercisable on the Participant’s Termination Date, except that the Administrator may in its sole discretion (subject to any requirements imposed under Code Section 409A) accelerate the date for exercising all or any part of the Option which was not otherwise exercisable on the Termination Date. The Option must be exercised, if at all, prior to the close of the one-year period following the Termination Date (or such other period stated in the Award Agreement), regardless of the remaining term of the Option Period. Options shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.

(C)	Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), if the employment of the Participant is terminated for any reason other than Disability, death or for Cause, his Option may be exercised to the extent exercisable on his Termination Date, except that the Administrator may in its sole discretion (subject to any requirements imposed under Code Section 409A) accelerate the date for exercising all or any part of the Option which was not otherwise exercisable on the Termination Date. The Option must be exercised, if at all, prior to the first to occur of the following, whichever shall be applicable: (X) the close of the period of three months next succeeding the Termination Date (or such other period stated in the Award Agreement); or (Y) the close of the Option Period. If the Participant dies following such termination of employment and prior to the earlier of the dates specified in (X) or (Y) of this subparagraph (C), the Participant shall be treated as having died while employed under subparagraph (B) (treating for this purpose the Participant’s date of termination of employment as the Termination Date). In the event of the Participant’s death, such Option shall be exercisable by such person or persons as shall have acquired the right to exercise the Option by will or by the laws of intestate succession.

(D)	Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), if the employment of the Participant is terminated for Cause, his Option shall lapse and no longer be exercisable as of his Termination Date, as determined by the Administrator.

(E)

Notwithstanding the foregoing, the Administrator may, in its sole discretion (subject to any requirements imposed under Code Section 409A), accelerate the date for exercising all or any part of an Option which was not otherwise exercisable on the Termination Date, extend the period during which an Option may be exercised, modify the terms and conditions to exercise, or any combination of the foregoing.

(iv)	Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), an Option granted to a Participant who was a Director but who was not an Employee at the time of grant may be exercised only to the extent exercisable on the Participant’s Termination Date (unless the termination was for Cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of six months next succeeding the Termination Date (or such other period stated in the Award Agreement); or (Y) the close of the Option Period. If the services of a Participant are terminated for Cause, his Option shall lapse and no longer be exercisable as of his Termination Date, as determined by the Administrator. Notwithstanding the foregoing, the Administrator may in its sole discretion (subject to any requirements imposed under Code Section 409A), accelerate the date for exercising all or any part of an Option which was not otherwise exercisable on the Termination Date, extend the period during which an Option may be exercised, modify the other terms and conditions to exercise, or any combination of the foregoing.

(v)	Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), an Option granted to a Participant who was an Independent Contractor at the time of grant (and who does not thereafter become an Employee, in which case he shall be subject to the provisions of Section 7(d)(iii)) may be exercised only to the extent exercisable on the Participant’s Termination Date (unless the termination was for Cause), and must be exercised, if at all, prior to the first to occur of the following, as applicable: (X) the close of the period of three months next succeeding the Termination Date (or such other period stated in the Award Agreement); or (Y) the close of the Option Period. If the services of a Participant are terminated for Cause, his Option shall lapse and no longer be exercisable as of his Termination Date, as determined by the Administrator. Notwithstanding the foregoing, the Administrator may in its sole discretion (subject to any requirements imposed under Code Section 409A), accelerate the date for exercising all or any part of an Option which was not otherwise exercisable on the Termination Date, extend the period during which an Option may be exercised, modify the other terms and conditions to exercise, or any combination of the foregoing.

(e)	Notice of Disposition: If shares of Common Stock acquired upon exercise of an Incentive Option are disposed of within two years following the date of grant or one year following the transfer of such shares to a Participant upon exercise, the Participant shall, promptly following such disposition, notify the Corporation in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Administrator may reasonably require.

(f)	Limitation on Incentive Options: In no event shall there first become exercisable by an Employee in any one calendar year Incentive Options granted by the Corporation or any Parent or Subsidiary with respect to shares having an aggregate Fair Market Value (determined at the time an Incentive Option is granted) greater than $100,000. To the extent that any Incentive Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered a Nonqualified Option.

(g)	Nontransferability: Incentive Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession or, in the Administrator’s discretion, as may otherwise be permitted in accordance with Treas. Reg. Section 1.421-1(b)(2) or any successor provision thereto. Nonqualified Options shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, except as may be permitted by the Administrator in a manner consistent with the registration provisions of the Securities Act. An Option shall be exercisable during the Participant’s lifetime only by him, by his guardian or legal representative or by a transferee in a transfer permitted by this Section 7(g). The designation of a beneficiary in accordance with Section 18(g) does not constitute a transfer.

8.	STOCK APPRECIATION RIGHTS

(a)	Grant of SARs: Subject to the limitations of the Plan, the Administrator may in its sole and absolute discretion grant SARs to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. SARs may be granted to the holder of an Option (a “Related Option”) with respect to all or a portion of the shares of Common Stock subject to the Related Option (a “Related SAR”) or may be granted separately to an eligible individual (a “Freestanding SAR”). The base price per share of a SAR shall be no less than 100% of the Fair Market Value per share of the Common Stock on the date the SAR is granted. Notwithstanding the foregoing, the Administrator may in its discretion authorize the grant of substitute or assumed SARs of an acquired entity with a base price per share not equal to at least 100% of the Fair Market Value of the stock on the date of grant, if the base price of any such assumed or substituted SAR was at least equal to 100% of the fair market value of the underlying stock on the original date of grant and if the terms of such assumed or substituted SAR otherwise comply with Code Section 409A.

(b)	Related SARs: A Related SAR may be granted either concurrently with the grant of the Related Option or (if the Related Option is a Nonqualified Option) at any time thereafter prior to the complete exercise, termination, expiration or cancellation of such Related Option; provided, however, that Related SARs must be granted in accordance with Code Section 409A. The base price of a Related SAR shall be equal to the Option Price of the Related Option. Related SARs shall be exercisable only at the time and to the extent that the Related Option is exercisable (and may be subject to such additional limitations on exercisability as the Administrator may provide in the agreement), and in no event after the complete termination or full exercise of the Related Option. Notwithstanding the foregoing, a Related SAR that is related to an Incentive Option may be exercised only to the extent that the Related Option is exercisable and only when the Fair Market Value exceeds the Option Price of the Related Option. Upon the exercise of a Related SAR granted in connection with a Related Option, the Option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and upon the exercise of a Related Option, the Related SAR shall be canceled to the extent of the number of shares as to which the Related Option is exercised or surrendered.

(c)	Freestanding SARs: A SAR may be granted without relationship to an Option (as defined above, a “Freestanding SAR”) and, in such case, will be exercisable upon such terms and subject to such conditions as may be determined by the Administrator, subject to the terms of the Plan.

(d)	Exercise of SARs:

(i)	Subject to the terms of the Plan, SARs shall be exercisable in whole or in part upon such terms and conditions as may be established by the Administrator and stated in the applicable Award Agreement. The period during which a SAR may be exercisable shall not exceed 10 years from the date of grant or, in the case of Related SARs, such shorter Option Period as may apply to the Related Option. Any SAR or portion thereof not exercised before expiration of the period established by the Administrator shall terminate.

(ii)	SARs may be exercised by giving written notice to the Corporation in form acceptable to the Administrator at such place and subject to such terms and conditions as may be established by the Administrator or its designee. Unless the Administrator determines otherwise, the date of exercise of a SAR shall mean the date on which the Corporation shall have received proper notice from the Participant of the exercise of such SAR.

(iii)

Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise a SAR following termination of the Participant’s employment or service with the Corporation. Such provisions shall be determined in the sole discretion of the Administrator, need not be uniform among all SARs issued pursuant to this Section 8 and may reflect distinctions based on the reasons for termination of employment. Notwithstanding the foregoing, unless the Administrator determines otherwise, no SAR may be exercised unless the Participant is, at the time of exercise, an eligible Participant, as described in Section 6, and has been a Participant continuously since the date the SAR was granted.

(e)	Payment Upon Exercise: Subject to the limitations of the Plan, upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Corporation in an amount determined by multiplying (i) the difference between the Fair Market Value of a share of Common Stock on the date of exercise of the SAR over the base price of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR is being exercised. Notwithstanding the foregoing, the Administrator in its discretion may limit in any manner the amount payable with respect to a SAR. The consideration payable upon exercise of a SAR shall be paid in cash, shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR) or a combination of cash and shares of Common Stock, as determined by the Administrator. Notwithstanding the foregoing, a SAR shall be structured in a manner designed to be exempt from, or to comply with, the requirements of Code Section 409A.

(f)	Nontransferability: Unless the Administrator determines otherwise, (i) SARs shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and (ii) SARs may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative. The designation of a beneficiary in accordance with Section 18(g) does not constitute a transfer.

9.	RESTRICTED AWARDS

(a)	Grant of Restricted Awards: Subject to the limitations of the Plan, the Administrator may in its sole and absolute discretion grant Restricted Awards to such individuals in such numbers, upon such terms and at such times as the Administrator shall determine. Such Restricted Awards may be in the form of Restricted Stock Awards and/or Restricted Stock Units that are subject to certain conditions, which conditions must be met in order for the Restricted Award to vest and be earned (in whole or in part) and no longer subject to forfeiture. Restricted Stock Awards shall be payable in shares of Common Stock. Restricted Stock Units shall be payable in cash or shares of Common Stock, or partly in cash and partly in shares of Common Stock, in accordance with the terms of the Plan and the discretion of the Administrator. The Administrator shall determine the nature, length and starting date of the period, if any, during which a Restricted Award may be earned (the “Restriction Period”), and shall determine the conditions which must be met in order for a Restricted Award to be granted or to vest or be earned (in whole or in part), which conditions may include, but are not limited to, attainment of performance objectives, continued service or employment for a certain period of time (or a combination of attainment of performance objectives and continued service), Retirement, Disability, death, or any combination of such conditions. Notwithstanding the foregoing, Restricted Awards that vest based solely on continued service or the passage of time shall be subject to a minimum Restriction Period of one year (except in the case of (i) Restricted Awards assumed or substituted in connection with mergers, acquisitions or other business transactions, (ii) Restricted Awards granted in connection with the recruitment or hiring of a Participant, and/or (iii) Restricted Awards granted pursuant to any incentive compensation or bonus program established by the Corporation). In the case of Restricted Awards based upon performance criteria, or a combination of performance criteria and continued service, the Administrator shall determine the Performance Measures applicable to such Restricted Awards.

(b)	Vesting of Restricted Awards: Subject to the terms of the Plan and Code Section 409A, the Administrator shall have sole authority to determine whether and to what degree Restricted Awards have vested and been earned and are payable and to establish and interpret the terms and conditions of Restricted Awards. The Administrator may (subject to any restrictions imposed under Code Section 409A) accelerate the date that any Restricted Award granted to a Participant shall be deemed to be vested or earned in whole or in part, without any obligation to accelerate such date with respect to other Restricted Awards granted to any Participant.

(c)	Forfeiture of Restricted Awards: Unless the Administrator determines otherwise, if the employment or service of a Participant shall be terminated for any reason and all or any part of a Restricted Award has not vested or been earned pursuant to the terms of the Plan and the individual Award, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d)	Dividend and Voting Rights; Share Certificates: The Administrator shall have sole discretion to determine whether a Participant shall have voting rights or other rights as a stockholder with respect to shares subject to a Restricted Award which has not yet vested or been earned. If the Administrator so determines, a certificate or certificates for shares of Common Stock subject to a Restricted Award may be issued in the name of the Participant as soon as practicable after the Award has been granted; provided, however, that, notwithstanding the foregoing, the Administrator shall have the right to retain custody of certificates evidencing the shares subject to a Restricted Award and to require the Participant to deliver to the Corporation a stock power, endorsed in blank, with respect to such Award, until such time as the Restricted Award vests (or is forfeited) and is no longer subject to a substantial risk of forfeiture.

(e)	Nontransferability: Unless the Administrator determines otherwise, Restricted Awards that have not vested shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and the recipient of a Restricted Award shall not sell, transfer, assign, pledge or otherwise encumber shares subject to the Award until the Restriction Period has expired and until all conditions to vesting have been met. The designation of a beneficiary in accordance with Section 18(g) does not constitute a transfer.

10.	PERFORMANCE AWARDS

(a)	Grant of Performance Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Performance Awards to such eligible individuals subject to one or more of the performance measures set forth in this Plan. Performance Awards may be in the form of Performance Shares and/or Performance Units. An Award of a Performance Share is a grant of a right to receive shares of Common Stock, the cash value thereof, or a combination thereof (in the Administrator’s discretion), which is contingent upon the achievement of performance or other objectives during a specified period and which has a value on the date of grant equal to the Fair Market Value of a share of Common Stock. An Award of a Performance Unit is a grant of a right to receive shares of Common Stock or a designated dollar value amount of Common Stock which is contingent upon the achievement of performance or other objectives during a specified period, and which has an initial value determined in a dollar amount established by the Administrator at the time of grant. Subject to Section 5(b), the Administrator shall have complete discretion in determining the number of Performance Units and/or Performance Shares granted to any Participant. The Administrator shall determine the nature, length and starting date of the period during which a Performance Award may be earned (the “Performance Period”), and shall determine the conditions which must be met in order for a Performance Award to be granted or to vest or be earned (in whole or in part), which conditions may include but are not limited to specified performance objectives, continued service or employment for a certain period of time, or a combination of such conditions.

(b)	Performance Measures: The Administrator may grant Performance Awards to Covered Officers based upon the attainment of performance targets related to one or more performance measures selected by the Administrator from among the measures specified below. For the purposes of this Section 10, performance measures shall be limited to one or more of the following Corporation, Subsidiary, operating unit or division financial performance measures:

(a)	earnings before interest, taxes, depreciation and/or amortization;
(b)	operating income or profit;
(c)	return on equity, assets, capital, capital employed, or investment;

(d)	after tax operating income;
(e)	net income;
(f)	earnings or book value per share of Common Stock;
(g)	cash flow(s);
(h)	total sales or revenues or sales or revenues per employee;
(i)	stock price or total shareholder return;
(j)	dividends;
(k)	strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures; or
(l)	any combination thereof.

Each measure may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparison based on internal targets, the past performance of the Corporation or any Subsidiary, operating unit or division of the Corporation and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholder’s equity and/or shares of Common Stock outstanding, or to assets or net assets.

(c)	Earning of Performance Awards: Subject to the terms of the Plan and the requirements of Code Section 409A, the Administrator shall have sole authority to determine whether and to what degree Performance Awards have been earned and are payable and to interpret the terms and conditions of Performance Awards and the provisions of this Section 10. The Administrator, in its sole and absolute discretion, may (subject to any restrictions imposed under Code Section 409A) accelerate the date that any Performance Award granted to a Participant shall be deemed to be earned in whole or in part, without any obligation to accelerate such date with respect to other Awards granted to any Participant.

(d)	Form of Payment: Payment of the amount to which a Participant shall be entitled upon earning a Performance Award shall be made in cash, shares of Common Stock, or a combination of cash and shares of Common Stock, as determined by the Administrator in its sole discretion. Payment may be made in a lump sum or in installments upon such terms as may be established by the Administrator.

(e)	Forfeiture of Performance Awards: Unless the Administrator determines otherwise (subject to any restrictions imposed under Code Section 409A), if the employment or service of a Participant shall terminate for any reason and the Participant has not earned all or part of a Performance Award pursuant to the terms of the Plan and individual Award, such Award, to the extent not then earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(f)	Nontransferability: Unless the Administrator determines otherwise, Performance Awards that have not been earned shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, and the recipient of a Performance Award shall not sell, transfer, assign, pledge or otherwise encumber any shares subject to the Award until the Performance Period has expired and until the conditions to earning the Award have been met. The designation of a beneficiary in accordance with Section 18(g) does not constitute a transfer.

11.	PHANTOM STOCK AWARDS

(a)	Grant of Phantom Stock Awards: Subject to the terms of the Plan, the Administrator may in its discretion grant Phantom Stock Awards to such eligible individuals, in such numbers, upon such terms and at such times as the Administrator shall determine. A Phantom Stock Award is an Award to a Participant of a number of hypothetical share units with respect to shares of Common Stock, with a value per unit based on the Fair Market Value of a share of Common Stock.

(b)	Vesting of Phantom Stock Awards: Subject to the terms of the Plan and the requirements of Code Section 409A, the Administrator shall have sole authority to determine whether and to what degree Phantom Stock Awards have vested and are payable and to interpret the terms and conditions of Phantom Stock Awards.

(c)	Forfeiture of Phantom Stock Awards: Unless the Administrator determines otherwise (subject to any requirements imposed under Code Section 409A), if the employment or service of a Participant shall be terminated for any reason and all or any part of a Phantom Stock Award has not vested and become payable pursuant to the terms of the Plan and the individual Award, such Award, to the extent not then vested or earned, shall be forfeited immediately upon such termination and the Participant shall have no further rights with respect thereto.

(d)	Payment of Phantom Stock Awards: Upon vesting of all or a part of a Phantom Stock Award and satisfaction of such other terms and conditions as may be established by the Administrator, the Participant shall be entitled to a payment of an amount equal to the Fair Market Value of one share of Common Stock with respect to each such Phantom Stock unit which has vested and is payable. Payment may be made, in the discretion of the Administrator, in cash or in shares of Common Stock valued at their Fair Market Value on the applicable vesting date or dates (or other date or dates determined by the Administrator), or in a combination thereof. The Administrator may, however, establish a limitation on the amount payable in respect of each share of Phantom Stock. Payment may be made in a lump sum or upon such terms as may be established by the Administrator.

(e)	Nontransferability: Unless the Administrator determines otherwise, (i) Phantom Stock Awards that have not vested shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of intestate succession, (ii) Phantom Stock Awards may be exercised during the Participant’s lifetime only by him or by his guardian or legal representative, and (iii) shares of Common Stock (if any) subject to a Phantom Stock Award may not be sold, transferred, assigned, pledged or otherwise encumbered until the Phantom Stock Award has vested and all other conditions established by the Administrator have been met. The designation of a beneficiary in accordance with Section 18(g) does not constitute a transfer.

12.	DIVIDENDS AND DIVIDEND EQUIVALENTS

The Administrator may, in its sole discretion, provide that Awards granted under the Plan earn dividends or dividend equivalents, except that in no event may dividends or dividend equivalents be provided for with respect to any Awards granted under the Plan until such Awards shall have been vested, earned or have otherwise become payable in accordance with the provisions of the Plan. Any such dividends or dividend equivalents may be paid currently or may be credited to a Participant’s account. Any crediting of dividends or dividend equivalents may be subject to such restrictions and conditions as the Administrator may establish, including reinvestment in additional shares of Common Stock or share equivalents. Notwithstanding the other provisions herein, any dividends or dividend equivalent rights related to an Award shall be structured in a manner so as to avoid causing the Award to be subject to Code Section 409A or shall otherwise be structured so that the Award and dividends or dividend equivalents are in compliance with Code Section 409A.

13.	NO RIGHT OR OBLIGATION OF CONTINUED EMPLOYMENT OR SERVICE

Neither the Plan, the grant of an Award nor any other action related to the Plan shall confer upon the Participant any right to continue in the service of the Corporation or an Affiliate as an Employee, Director or Independent Contractor or to interfere in any way with the right of the Corporation or an Affiliate to terminate the Participant’s employment or service at any time.

14.	AMENDMENT AND TERMINATION OF THE PLAN

(a)

Amendment and Termination of Plan: The Plan may be amended, altered and/or terminated at any time by the Board; provided, that (i) approval of an amendment to the Plan by the stockholders of the Corporation shall be required to the extent, if any, that stockholder approval of such amendment is required by applicable law, rule or regulation; and (ii) except for adjustments made pursuant to Section 5(d), the Option Price for any outstanding Option or base price of any outstanding SAR may not be decreased after the date of grant, nor may any outstanding Option or SAR be surrendered to the Corporation as consideration for the grant of a new Option or SAR with a lower Option Price or base price than the original Option or SAR or another Award or cash, as the case may be, without stockholder approval of any such action.

(b)	Amendment of Awards: The Administrator may amend, alter or terminate any Award granted under the Plan, prospectively or retroactively, but such amendment, alteration or termination of an Award shall not, without the consent of the recipient of an outstanding Award, materially adversely affect the rights of the recipient with respect to the Award.

(c)	Unilateral Authority of Administrator to Modify Plan and Awards: Notwithstanding Section 14(a) and Section 14(b) herein, the following provisions shall apply:

(i)	The Administrator shall have unilateral authority to amend the Plan and any Award (without Participant consent and without stockholder approval, unless such stockholder approval is required by applicable laws, rules or regulations) to the extent necessary to comply with applicable laws, rules or regulations or changes to applicable laws, rules or regulations (including but not limited to Code Section 409A, Code Section 422 and federal securities laws).

(ii)	The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Corporation or any Affiliate, or the financial statements of the Corporation or any Affiliate, or of changes in accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or necessary or appropriate to comply with applicable accounting principles.

15.	RESTRICTIONS ON AWARDS AND SHARES

The Corporation may impose such restrictions on Awards, shares and any other benefits underlying Awards hereunder as it may deem advisable, including without limitation restrictions under the federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, state or foreign securities laws applicable to such securities. Notwithstanding any other Plan provision to the contrary, the Corporation shall not be obligated to issue, deliver or transfer shares of Common Stock under the Plan, make any other distribution of benefits under the Plan, or take any other action, unless such delivery, distribution or action is in compliance with all applicable laws, rules and regulations (including but not limited to the requirements of the Securities Act). The Corporation may cause a restrictive legend to be placed on any certificate issued pursuant to an Award hereunder in such form as may be prescribed from time to time by applicable laws and regulations or as may be advised by legal counsel.

16.	CHANGE IN CONTROL

The Administrator shall (subject to any requirements imposed under Code Section 409A) have sole discretion to determine the effect, if any, on an Award, including but not limited to the vesting, earning and/or exercisability of an Award, in the event of a Change in Control. Without limiting the effect of the foregoing, in the event of a Change in Control, the Administrator’s discretion shall include, but shall not be limited to, the discretion to determine that an Award shall vest, be earned or become exercisable in whole or in part, shall be assumed or substituted for another award, shall be cancelled without the payment of consideration, shall be cancelled in exchange for a cash payment or other consideration, and/or that other actions (or no action) shall be taken with respect to the Award. The Administrator also has discretion to determine that acceleration or any other effect of a Change in Control on an Award shall be subject to both the occurrence of a Change in Control event and termination of employment or service of the Participant. Any such determination of the Administrator may be, but shall not be required to be, stated in an individual Award Agreement.

17.	COMPLIANCE WITH CODE SECTION 409A

(a)	General: Notwithstanding any other provision in the Plan or an Award to the contrary, if and to the extent that Section 409A of the Code is deemed to apply to the Plan or any Award granted under the Plan, it is the general intention of the Corporation that the Plan and all such Awards shall, to the extent practicable, comply with Code Section 409A, and the Plan and any such Award shall, to the extent practicable, be construed in accordance therewith. Deferrals pursuant to an Option, a SAR, a Restricted Award or any other Award otherwise exempt from Code Section 409A in a manner that would cause Code Section 409A to apply shall not be permitted unless such deferrals are in compliance with Code Section 409A. Without in any way limiting the effect of the foregoing, in the event that Code Section 409A requires that any special terms, provisions or conditions be included in the Plan or any Award, then such terms, provisions and conditions shall, to the extent practicable, be deemed to be made a part of the Plan or Award, as applicable. Further, in the event that the Plan or any Award shall be deemed not to comply with Code Section 409A, then neither the Corporation, the Administrator nor its or their designees or agents shall be liable to any Participant or other person for actions, decisions or determinations made in good faith.

(b)	Specific Terms Applicable to Awards Subject to Code Section 409A: Without limiting the effect of Section 17(a), above, and notwithstanding any other provision in the Plan to the contrary, the following provisions shall, to the extent required under Code Section 409A, apply with respect to Awards deemed to involve the deferral of compensation under Code Section 409A:

(i)	Distributions: Distributions may be made with respect to Awards subject to Code Section 409A not earlier than upon the occurrence of one or more of the following events: (A) separation from service; (B) disability; (C) death; (D) a specified time or pursuant to a fixed schedule; (E) a change in the ownership or effective control of the Corporation, or in the ownership of a substantial portion of the assets of the Corporation; or (F) the occurrence of an unforeseeable emergency. Each of the preceding distribution events shall be defined and interpreted in accordance with Code Section 409A.

(ii)	Specified Employees: With respect to Participants who are “specified employees” (as defined in Code Section 409A), a distribution due to separation from service may not be made before the date that is six months after the date of separation from service (or, if earlier, the date of death of the Participant), except as may be otherwise permitted pursuant to Code Section 409A. To the extent that a Participant is subject to this section and a distribution is to be paid in installments, through an annuity, or in some other manner where payment will be periodic, the Participant shall be paid, during the seventh month following separation from service, the aggregate amount of payments he would have received but for the application of this section; all remaining payments shall be made in their ordinary course.

(iii)	No Acceleration: Unless permissible under Code Section 409A, acceleration of the time or schedule of any payment under the Plan is prohibited, except that, to the extent permitted by the Administrator and to the extent such exceptions do not violate Code Section 409A, the following accelerations may be permitted in an Award:

(A)	As necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B));

(B)	to pay the Federal Insurance Contributions Act tax imposed under Code Sections 3101 and 3121(v)(2) on amounts deferred under the Plan (the “FICA Amount”), including the income tax at source on wages imposed under Code Section 3401 on the FICA Amount, and to pay the additional income tax at source of wages attributable to additional Code Section 3401 wages and taxes;

(C)	To pay any portion of an Award that is required to be included in income as a result of a violation of Code Section 409A; and

(D)	To pay an Award not greater than $10,000, provided that (X) such payment occurs on or before the later of December 31 of the calendar year in which occurs the Participant’s termination of employment or the 15th day of the third month following the Participant’s termination of employment and (Y) all Awards granted the Participant are (or have previously been) terminated on or before the date of payment.

(iv)	Short-Term Deferrals: Except to the extent otherwise required or permitted under Code Section 409A (and unless an individual Award Agreement or other instrument provides otherwise), distributions pursuant to Awards otherwise subject to Code Section 409A must be made no later than the later of (A) the date that is 2-1/2 months from the end of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture; or (B) the date that is 2 -1/2 months from the end of the Corporation’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

(v)	Deferral Elections:

(A)	In the sole discretion of the Administrator, a Participant may be permitted to make an election as to the time or form of any distribution from an Award, provided that, except as specified in (B) and (C) below, such election is made and becomes irrevocable not later than the close of the taxable year preceding the taxable year in which the services for which the Award is granted are to be performed, or at such other time or times as may be permitted under Code Section 409A. Notwithstanding the foregoing, a Participant may cancel a deferral election upon (X) a hardship distribution pursuant to Code Section 401(k), or (Y) upon application for a distribution under section 17(b)(i)(F) (unforeseeable emergency).

(B)	In the case of the first year in which the Participant becomes eligible to participate in the Plan, the election described in (A) may be made with respect to services to be performed subsequent to the election within 30 days after the date the Participant becomes eligible to participate in the Plan.

(C)	In the case of any performance-based compensation (as that term is defined in Code Section 409A), where such compensation is based on services performed over a period of at least 12 months, the election described in (A) may be made no later than six months before the end of the period.

(D)	In the case of any Award subject to a substantial risk of forfeiture (as defined in Code Section 409A), the election described in (A) may be made within 30 days of the date the Participant first obtains a legally binding right to the Award, provided that the Award requires the Participant to perform at least 12 months of service after such election is made.

(vi)	Changes to Elections: To the extent that the Administrator, in its sole discretion, permits a subsequent election to delay a payment or change the form of payment that has been specified under (A), (B) or (C) above, the following provisions shall apply:

(A)	Such election may not take effect until 12 months after the date on which the election is made;

(B)	Where the payment is to be made for reasons other than death, disability or unforeseeable emergency, as those terms are defined in Section 17(b)(i), above, the first payment with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and

(C)	Any election related to a payment based upon a specified term or pursuant to a fixed schedule, as such terms are defined in Section 17(b)(i), above, may not be made less than 12 months prior to the date of the first scheduled payment hereunder.

Notwithstanding anything else in this Section 17(b)(vi) to the contrary and consistent with Code Section 409A, the Administrator may elect, or may allow the Participant to elect, on or before December 31, 2006, the time or form of payment of amounts subject to Code Section 409A, provided that any such election occurring in 2006 shall apply only to amounts that are not otherwise payable in 2006 and does not cause an amount to be paid in 2006 that would not otherwise be payable in that year.

(vii)	Delay of Time of Payment: Notwithstanding section 17(b)(i), above, the payment of any Award shall be delayed for the following reasons:

(A)	Where the Corporation reasonably anticipates that any deduction provided to it by payment of the Award to the Participant will be limited or eliminated by Code Section 162(m); in such a case, payment will be made as of the earlier of when the Administrator reasonably anticipates that the Corporation’s deduction under Code Section 162(m) will not be so limited or the calendar year in which the Participant separates from service;

(B)	Where the Corporation reasonably anticipates the payment of the Award will violate a term of a loan arrangement or any other similar contractual provision and the violation will cause material harm to the Corporation; in such a case, payment will be made at the earliest date at which the Administrator reasonably anticipates that payment will not cause such a violation; and

(C)	Where the Corporation reasonably anticipates that payment of the Award will violate federal securities laws or other applicable laws; in such a case, payment will be made at the earliest date when the Administrator reasonably anticipates that payment will not cause such a violation.

(viii)	Termination of Awards Subject to Code Section 409A: As permitted by the Administrator in its sole discretion, and in accordance with Code Section 409A, the Corporation may terminate an Award that is subject to Code Section 409A and distribute benefits to Participants.

18.	GENERAL PROVISIONS

(a)	Stockholder Rights: Except as otherwise determined by the Administrator (and subject to the provisions of Section 9(d) regarding Restricted Awards), a Participant and his legal representative, legatees or distributees shall not be deemed to be the holder of any shares subject to an Award and shall not have any rights of a stockholder unless and until certificates for such shares have been issued and delivered to him or them under the Plan. A certificate or certificates for shares of Common Stock acquired upon exercise of an Option or SAR shall be promptly issued in the name of the Participant (or his beneficiary) and distributed to the Participant (or his beneficiary) as soon as practicable following receipt of notice of exercise and, with respect to Options, payment of the Option Price (except as may otherwise be determined by the Corporation in the event of payment of the Option Price pursuant to Section 7(d)(ii)(C)). Except as otherwise provided in Section 9(d) regarding Restricted Awards, a certificate for any shares of Common Stock issuable pursuant to a Restricted Award, Performance Award or Phantom Stock Award shall be promptly issued in the name of the Participant (or his beneficiary) and distributed to the Participant (or his beneficiary) after the Award (or portion thereof) has vested or been earned. In no event will the issuance of certificates pursuant to the exercise of Options, settlement of SARs in shares of Common Stock, vesting of Restricted Awards or vesting of other Awards otherwise exempt from Code Section 409A be delayed in a manner that would cause the Award to be construed to involve the deferral of compensation under Code Section 409A unless such deferral is in compliance with Code Section 409A.

(b)

Withholding: The Corporation shall withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable in cash with respect to an Award. Prior to the delivery or transfer of any certificate for shares or any other benefit conferred under the Plan, the Corporation shall require any recipient of an Award to pay to the Corporation in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Corporation to such authority for the account of such recipient. Notwithstanding the foregoing, the Administrator may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations relating to such an Award, by electing (the “election”) to have the Corporation withhold shares of Common Stock from the shares to which the recipient is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in writing to the Administrator in accordance with election procedures established by the Administrator.

(c)	Section 16(b) Compliance: To the extent that any Participants in the Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Corporation that transactions under the Plan shall comply with Rule 16b-3 under the Exchange Act and that the Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto. Notwithstanding anything in the Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning the Plan with respect to other Participants.

(d)	Code Section 162(m) Performance-Based Compensation: To the extent to which Section 162(m) of the Code is applicable, the Corporation intends that compensation paid under the Plan to Covered Employees will, to the extent practicable, constitute “qualified performance-based compensation” within the meaning of Section 162(m), unless otherwise determined by the Administrator. Accordingly, Awards granted to Covered Employees which are intended to qualify for the performance-based exception under Code Section 162(m) shall be deemed to include any such additional terms, conditions, limitations and provisions as are necessary to comply with the performance-based compensation exemption of Section 162(m), unless the Administrator, in its discretion, determines otherwise.

(e)	Unfunded Plan; No Effect on Other Plans:

(i)	The Plan shall be unfunded, and the Corporation shall not be required to create a trust or segregate any assets that may at any time be represented by Awards under the Plan. The Plan shall not establish any fiduciary relationship between the Corporation and any Participant or other person. Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Corporation or any Affiliate, including, without limitation, any specific funds, assets or other property which the Corporation or any Affiliate, in their discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Common Stock or other amounts, if any, payable under the Plan, unsecured by any assets of the Corporation or any Affiliate. Nothing contained in the Plan shall constitute a guarantee that the assets of such entities shall be sufficient to pay any benefits to any person.

(ii)	The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute compensation with respect to which any other employee benefits of such Participant are determined, including, without limitation, benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically provided by the terms of such plan or as may be determined by the Administrator.

(iii)	The adoption of the Plan shall not affect any other stock incentive or other compensation plans in effect for the Corporation or any Affiliate, nor shall the Plan preclude the Corporation from establishing any other forms of stock incentive or other compensation for employees or service providers of the Corporation or any Affiliate.

(f)	Applicable Law: The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States.

(g)	Beneficiary Designation: The Administrator may permit a Participant to designate in writing a person or persons as beneficiary, which beneficiary shall be entitled to receive settlement of Awards (if any) to which the Participant is otherwise entitled in the event of death. In the absence of such designation by a Participant, and in the event of the Participant’s death, the estate of the Participant shall be treated as beneficiary for purposes of the Plan, unless the Administrator determines otherwise. The Administrator shall have sole discretion to approve and interpret the form or forms of such beneficiary designation. A beneficiary, legal guardian, legal representative or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent that the Plan and/or Award Agreement provide otherwise, and to any additional restrictions deemed necessary or appropriate by the Administrator.

(h)	Gender and Number: Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

(i)	Severability: If any provision of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(j)	Rules of Construction: Headings are given to the sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

(k)	Successors and Assigns: The Plan shall be binding upon the Corporation, its successors and assigns, and Participants, their executors, administrators and permitted transferees and beneficiaries.

(l)	Right of Offset: Notwithstanding any other provision of the Plan or an Award Agreement, the Corporation may reduce the amount of any payment or benefit otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to the Corporation that is or becomes due and payable.

(m)	Effect of Changes in Status: Unless otherwise provided in an Award Agreement, determined by the Administrator or required by Code Section 409A, an Award shall not be affected by any change in the terms, conditions or status of the Participant’s employment or service, provided that the Participant continues to be in the employ of, or in service to, the Corporation or an Affiliate. Without limiting the foregoing, the Administrator has sole discretion to determine, subject to Code Section 409A, at the time of grant of an Award or at any time thereafter, the effect, if any, on Awards granted to a Participant if the Participant’s status as an Employee, Director or Independent Contractor changes, including but not limited to a change from full-time to part-time, or vice versa, or if other similar changes in the nature or scope of the Participant’s employment or service occur.

(n)	Fractional Shares: Except as otherwise provided by the Plan or the Administrator, (i) the total number of shares issuable pursuant to the exercise, vesting or earning of an Award shall be rounded under general rounding principles to the nearest whole share (except where rounding down is required in order to preserve intended tax treatment or otherwise required by applicable law, rule or regulation), (ii) no fractional shares shall be issued, and (iii) no consideration shall be paid for any such fractional shares.

CATALYST HEALTH SOLUTIONS, INC. C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE 2ND FLOOR BROOKLYN, NY 11219

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			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
			☐	☐	☐
1.	Election of Directors
Nominees
01	William E. Brock 02 Edward S. Civera

The Board of Directors recommends you vote FOR the following proposal(s):								For	Against	Abstain
2.	To approve the amendment and restatement of the Company’s 2006 Stock Incentive Plan							☐	☐	☐
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010							☐	☐	☐

NOTE: If any other business is presented at the Annual Meeting, this proxy will be voted by the proxies in their best judgement. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting.

For address change/comments, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

CATALYST HEALTH SOLUTIONS, INC.

Annual Meeting of Shareholders

June 1, 2010 10:00 AM Eastern Time

This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kenneth Samet and Daniel Houston, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CATALYST HEALTH SOLUTIONS, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 10:00 AM Eastern Time, June 1, 2010, at the The Ritz-Carlton Tysons Corner, 1700 Tysons Boulevard, McLean, Virginia 22102, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

          Address Change/Comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side